UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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E*TRADE Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders To Be Held May 9, 2019

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE,” the “Company,” “us” or “we”), which will be held at The Westin New York at Times Square, 270 West 43rd Street, 8th Floor, New York, NY 10036, on May 9, 2019 at 8:30 a.m. EDT, for the following purposes:

1.	To elect twelve directors to the Board of Directors to serve until the 2020 Annual Meeting of Stockholders.

2.	To approve, by a non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”).

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.

4.	To act upon such other business as may properly come before the Annual Meeting of Stockholders, or any adjournments or postponements thereof.

The Board has fixed the close of business on March 11, 2019 as the record date for determining those stockholders entitled to receive notice of, to attend and to vote at the Annual Meeting of Stockholders.

The Company is pleased to continue to furnish its proxy materials to its stockholders via the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

It is important that your shares be represented at the Annual Meeting of Stockholders. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SUBMIT YOUR PROXY BY INTERNET, PHONE OR MAIL AS SOON AS POSSIBLE. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the attached proxy statement. Unless you have previously requested printed materials or you request a paper copy of our proxy materials in the manner specified in the Notice of Internet Availability, you will not receive a paper proxy card.

Please read the proxy materials carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

Rodger A. Lawson
Chair of the Board

March 26, 2019

New York, New York

i

PROXY SUMMARY

Below are highlights of the information that you will find in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our Annual Report for the year ended December 31, 2018, as amended, before voting.

2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Thursday, May 9, 2019 at 8:30 a.m. EDT

Place:	The Westin New York at Times Square 270 West 43rd Street, 8th Floor New York, NY 10036

Record Date:	March 11, 2019

Voting:	Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting of Stockholders.

Admission:	Photo identification and proof of ownership are required to attend the Annual Meeting of Stockholders. Please see the question “Who can attend the Annual Meeting?” on page 3 for more details.

MEETING AGENDA AND VOTING RECOMMENDATIONS

	Board Vote Recommendation	Page Reference (for more detail)

Proposal 1 – Election of Twelve Nominees for Director	✓FOR each nominee	5

Proposal 2 – Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”)	✓FOR	17

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	✓FOR	18

HOW TO CAST YOUR VOTE

Your Vote is Important

Please cast your vote, even if you plan to attend the Annual Meeting of Stockholders in person.

Stockholders of Record, who hold shares registered in their names, may vote:

✓	On the Internet by visiting www.proxyvote.com

✓	By calling 1-800-690-6903 (please have your proxy card in hand)

✓	By returning a signed proxy card via U.S. mail

✓	In person at the Annual Meeting of Stockholders

The deadline for voting on the Internet or by telephone is 11:59 p.m. EDT on May 8, 2019. If you vote by mail, your proxy card must be received no later than the day before the Annual Meeting of Stockholders.

Street Name Holders, who own shares through a bank or brokerage firm, may vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by their bank or broker, in each case, by the deadline provided in such materials.

If you own shares in different accounts or in more than one name you may receive different voting instructions for each type of ownership. Please vote all of your shares. If you are a Street Name Holder who has a legal proxy to vote the shares, you may choose to vote in person at the Annual Meeting of Stockholders.

Even if you plan to attend the Annual Meeting of Stockholders in person, please cast your vote as soon as possible.

DIRECTOR NOMINEES

The table below provides summary information about each director nominee standing for election to the Board for a one-year term that will expire at the Company’s 2020 Annual Meeting of Stockholders. After eleven years of service, Joseph Sclafani informed the Company on March 6, 2019 that he would not be standing for re-election at the Annual Meeting of Stockholders. Following Mr. Sclafani’s decision, the Board nominated Jaime Ellertson to stand for election at the Annual Meeting of Stockholders.

Name	Age as of May 9, 2019	Director Since	Principal Occupation	Independent	Committee Memberships
Richard J. Carbone	71	2013	Retired Financial Services Executive	Yes	Audit Compensation
Robert J. Chersi	57	2019	Financial Services Executive	Yes	Audit Risk Oversight
Jaime W. Ellertson	61	—	Chief Executive Officer, Everbridge, Inc.	Yes
James P. Healy	68	2015	Chief Executive Officer, Capra Ibex Advisors	Yes	Compensation Risk Oversight
Kevin T. Kabat	62	2016	Retired Banking Executive	Yes	Compensation Governance
James Lam	58	2012	President, James Lam & Associates	Yes	Audit Risk Oversight
Rodger A. Lawson	72	2012	Retired Financial Services Executive	No
Shelley B. Leibowitz	58	2014	President, SL Advisory	Yes	Governance Risk Oversight
Karl A. Roessner	51	2016	Chief Executive Officer of the Company	No
Rebecca Saeger	64	2012	Retired Marketing Executive	Yes	Compensation Governance
Donna L. Weaver	75	2003	Retired Corporate Financial Executive	Yes	Audit Governance
Joshua A. Weinreich	59	2018	Retired Financial Services Executive	Yes	Compensation Governance

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing stockholder interests. Highlights include:

✓ Annual Election of Directors	✓ Majority Voting Policy for Election of Directors
✓ 10 out of 12 Directors are Independent	✓ Lead Independent Director
✓ Diversity Reflected in Board Composition	✓ Regular Executive Sessions of Independent Directors
✓ Independent Audit, Compensation, Governance, and Risk Oversight Committees	✓ Annual Board and Committee Self-Evaluations
✓ Robust Equity Ownership and Retention Policies for Executives and Directors	✓ New Directors Receive Orientation and Participate in Continuing Education on Critical Topics and Issues
✓ Executive Compensation Driven by Pay-for-Performance Philosophy	✓ Policies Prohibiting Short Sales, Hedging and Pledging
✓ Annual Incentive and Equity Compensation Award Based on Pre-established Performance Goals	✓ Use of a Relevant Peer Group for Annual Evaluation of our Compensation Program
✓ Recoupment Policy to Recapture Unearned Cash and Equity Incentives	✓ No Tax Gross-ups
✓ Annual Risk Assessment Covering All Incentive Plans	✓ No Supplemental Executive Retirement Plan (“SERP”) or Excessive Perquisites
✓ Annual Advisory Approval of Executive Compensation	✓ No Single Trigger Change-In-Control Provisions for Equity Awards
✓ Use of Independent Compensation Consultants	✓ Risk Oversight by Full Board and Committees
✓ Independent Reporting Lines between the Committees and the Audit, Risk, and Compliance functions	✓ Board Oversight of CEO and Executive Management Succession Plans

EXECUTIVE COMPENSATION HIGHLIGHTS

The Company’s executive compensation program is overseen by the Compensation Committee of the Board of Directors. A summary of the Compensation Committee’s philosophy on compensation and a detailed description of the Company’s executive compensation program begins on page 22 of this Proxy Statement.

Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxy Cards

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS OF E*TRADE FINANCIAL CORPORATION

To Be Held May 9, 2019

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) which will be held at The Westin New York at Times Square, 270 West 43rd Street, 8th Floor, New York, NY 10036, on May 9, 2019 at 8:30 a.m. EDT, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These materials were first sent or made available to stockholders on or about March 26, 2019.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting to be held on Thursday, May 9, 2019, at 8:30 a.m. EDT, and at any postponements or adjournments thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include:

1.	the election of directors;

2.	a non-binding advisory vote to approve the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”); and

3.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Once the business of the Annual Meeting is concluded, representatives from the Company and Deloitte & Touche LLP will be available to respond to questions from stockholders.

What is a proxy and how does it work?

The Board is asking for your proxy. A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card. By giving your proxy to the persons named as proxy holders in the proxy card accompanying this Proxy Statement, you authorize them to vote your shares of our common stock, $0.01 par value per share (the “Common Stock”), at the Annual Meeting in the manner you direct. You may vote your shares for, against or abstain for all, some or none of the director nominees and you may choose to vote your shares for, against or abstain with respect to the other matters submitted to a vote of our stockholders at the Annual Meeting.

If you complete and submit your proxy in one of the manners described below, but do not specify how to vote, the proxy holders will vote your shares FOR the election of directors as described in “Proposal 1—Election of Directors”; FOR the approval of the compensation of the Company’s Named Executive Officers (“NEOs”) as described in “Proposal 2—Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”)”; and FOR the ratification of the appointment of accountants as described in “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm.”

How can I receive a paper or electronic copy of this Proxy Statement?

We mailed the Notice of Internet Availability to our stockholders, except those who had previously requested paper materials. The Notice of Internet Availability contains instructions on how to access and review the proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2018, as amended by Amendment No. 1 on Form 10-K/A (the

“2018 Annual Report”), on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

Who may vote and how many votes do I have?

Only stockholders of record at the close of business on March 11, 2019 (the “Record Date”) may vote at the Annual Meeting. On that date, there were 245,136,653 outstanding shares of our Common Stock.

All of the outstanding shares of Common Stock are entitled to vote at the Annual Meeting. Stockholders of record on the Record Date will have one vote for each share of Common Stock they hold.

What is the difference between a stockholder of record and a beneficial owner of stock held in street name?

Stockholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “stockholder of record” with respect to those shares and the Notice of Internet Availability or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc.

Street Name Holders. If you hold your shares in an account at a bank or broker, you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability or proxy materials were forwarded to you by your bank or broker, who is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. See the voting instruction form provided by your bank or broker for instructions.

How can I vote my shares?

By Written Proxy. All stockholders of record who received a Notice of Internet Availability or the proxy materials electronically may request a proxy card at any time by following the instructions on the Notice of Internet Availability or on the voting website at www.proxyvote.com. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

By Telephone or Internet. All stockholders of record may vote by telephone using the toll-free telephone number on the proxy card, or on the Internet by visiting www.proxyvote.com before 11:59 p.m. EDT on May 8, 2019. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If you would like to receive future stockholder materials electronically, please enroll after you complete your voting process on www.proxyvote.com. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will provide instructions with the proxy materials.

In Person. All stockholders of record may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting if they have a legal proxy, as described below.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible. Please note that the Notice of Internet Availability is not a proxy card and it cannot be used to vote your shares.

What does it mean if I receive more than one Notice of Internet Availability or Voting Instruction Form?

You may receive more than one Notice of Internet Availability or voting instruction form depending on how you hold your shares. You will receive a Notice of Internet Availability for shares registered in your name, unless you previously requested paper materials. If you are the beneficial owner of shares held in street name, you may receive a voting instruction form from your bank or broker asking how you want to vote. If your shares are registered differently and are in more than one account, you will receive more than one Notice of Internet Availability or voting instruction form. To ensure that all of your shares are voted, please vote each account on the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. We encourage you to vote all of your shares.

Can I change my vote?

Stockholders of record may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	voting again at www.proxyvote.com or by telephone before 11:59 p.m. EDT on May 8, 2019,

•	mailing a revised proxy card dated later than the prior proxy, or

•

notifying our Corporate Secretary in writing that you are revoking your proxy before the Annual Meeting. Our Corporate Secretary may be reached at our offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120.

To be counted, revocations submitted in a manner provided for above must be received no later than the day before the Annual Meeting. You may also revoke your proxy by voting in person at the Annual Meeting.

Street name holders may revoke a proxy and/or change their vote before the time of voting at the Annual Meeting by:

•	submitting new voting instructions in the manner provided by your bank or broker, or

•	contacting your bank or broker to request a legal proxy in order to vote your shares in person at the Annual Meeting.

Who can attend the Annual Meeting?

Only stockholders or their duly appointed proxies, and guests of the Company may attend the Annual Meeting.

Stockholders of Record. Please bring photo identification and proof of share ownership with you to the Annual Meeting. For example, the Notice of Internet Availability received in connection with this meeting is acceptable proof of share ownership.

Street Name Holders. Please bring photo identification and proof of share ownership with you to enter the Annual Meeting. For example, a bank or brokerage account statement showing that you owned Common Stock in the Company on the Record Date is acceptable as proof of share ownership. You may not, however, vote your shares at the Annual Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence of a majority of the outstanding shares of Common Stock entitled to vote, in person or represented by proxy. Your shares will be counted toward the quorum requirement if you have voted by proxy.

Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other nominee who holds shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting authority to vote on that item and has not received instructions from the beneficial owner of the shares.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve each of the proposals and what are the effects of such votes?

For “Proposal 1—Election of Directors,” directors will be elected by a majority of the votes cast. Abstentions and broker non-votes (described above) will have no impact, as they are not counted as votes cast. In an uncontested election, such as this year’s election, any director nominee currently serving as a director who receives an equal or greater number of votes “against” as compared to votes “for” must tender his or her resignation to the Governance Committee of the Board. The Governance Committee is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the stockholder vote and will publicly disclose its decision, including its rationale. Please see “Majority Voting Standard and Director Resignation Policy” on page 12 for further details.

For “Proposal 2—Non-Binding Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”),” the outcome of the vote will not be binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee, in the exercise of their fiduciary duties, will consider the outcome of the advisory vote in determining future compensation decisions. An affirmative vote of a majority of the votes cast will be considered approval by our stockholders of the compensation of our NEOs. Abstentions and broker non-votes will have no impact, as they are not counted as votes cast, on Proposal 2.

For “Proposal 3— Ratification of Appointment of Independent Registered Public Accounting Firm,” an affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the item will be considered ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal 3.

If you are a street name holder and you do not instruct the bank or broker on how to vote your shares, your bank or broker may exercise its discretionary authority to vote your shares with regard to Proposal 3, but cannot exercise its discretionary authority to vote your shares regarding Proposals 1 and 2, thus resulting in “broker non-votes.”

Who pays for the solicitation of proxies?

The Company pays the cost of soliciting proxies. We retained Innisfree M&A Incorporated to advise the Company and assist with our solicitation of proxies for an estimated fee of $17,500 plus reasonable out-of-pocket expenses. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending soliciting materials to beneficial owners and obtaining their votes.

In addition, our employees, without additional compensation, may assist with our solicitation of proxies either personally or by mail, telephone or electronic media.

What if only one copy of the Notice of Internet Availability or proxy materials was delivered to multiple stockholders who share a single address?

Under Securities and Exchange Commission (“SEC”) rules, a single Notice of Internet Availability (or one copy of this Proxy Statement and the accompanying 2018 Annual Report, for those stockholders who previously requested paper copies) will be delivered in one envelope to multiple stockholders having the same last name and address and to individuals with more than one account registered at American Stock Transfer & Trust Company, LLC with the same address unless contrary instructions have been received from an affected stockholder. This procedure, referred to as “householding,” reduces the volume of duplicate materials that stockholders receive and reduces mailing expenses.

You may revoke your consent to future householding mailings or enroll in householding by submitting a written request to our Corporate Secretary at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120. You may also send an email to ir@etrade.com or call us at (646) 521-4340.

We will promptly deliver, upon verbal or written request, a separate copy of the Notice of Internet Availability and other proxy materials to any stockholder residing at an address to which only a single copy of the documents was originally delivered. Requests for additional copies should be directed to our Corporate Secretary as described above.

PROPOSAL 1

ELECTION OF DIRECTORS

Listed below are the Company’s twelve nominees standing for election at this Annual Meeting, each of whom has been nominated by the Board for election by the stockholders and has agreed to be named in this Proxy Statement and to serve if elected. Under the Company’s Amended and Restated Certificate of Incorporation, each of the twelve nominees would, if elected, serve for a term beginning on the date of election and ending at the Company’s 2020 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them FOR the nominees for director listed below. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders intend to vote your Common Stock for any substitute nominee proposed by the Board.

Qualifications of Directors

The Board, acting through its Governance Committee, is responsible for recommending to the stockholders a group of nominees that, taken together, have a significant breadth and diversity of relevant experience, professional expertise, knowledge and abilities to carry out the Board’s responsibilities. Our Governance Committee Charter requires the Governance Committee to periodically review the composition of the Board and its committees in light of the risks, current challenges and needs of the Company and determine whether to add or remove individuals after considering issues of knowledge, expertise, judgment, term of service, age, skills, diversity of background and experience and relationships with various constituencies.

In presenting this year’s nominees, the Governance Committee considered, among other things, the experience the directors standing for re-election gained in enhancing their oversight over management in light of the heightened standards from the Company’s and its subsidiaries’ regulators, their ability to work as a collegial group during a period of increased competitive pressures and the nominees’ willingness to spend the time necessary to perform their duties despite other professional commitments.

In addition to the characteristics common to all of our nominees, which include expertise within the financial services industry, integrity, a strong professional reputation and a record of achievement in senior executive capacities, the Governance Committee has recommended for inclusion on the Board persons with diverse backgrounds and skills reflecting the needs of the Company.

In evaluating each nominee for service on the Board, the Governance Committee considered the following specific experience and skills of the nominees:

•

Experience in a broad range of occupations and industries, which provides a diversity of viewpoints and expertise relating to execution of the Company’s business plans, including the banking, brokerage and financial services industry which is common to all our nominees, technology and digital media (Messrs. Ellertson, Healy, Lam, Lawson and Roessner and Mses. Leibowitz, Saeger and Weaver), cybersecurity (Messrs. Ellertson and Lam and Ms. Leibowitz), marketing and consumer retail (Messrs. Ellertson and Lawson and Mses. Saeger and Weaver), and legal (Mr. Roessner); and

•

Significant substantive experience in areas applicable to service on the Board and its committees, including corporate financial management, auditing and accounting (Messrs. Carbone, Chersi, Healy, Kabat, Lawson and Weinreich and Ms. Weaver), risk management (Messrs. Chersi, Healy, Kabat, Lam, Lawson, Roessner and Weinreich and Ms. Leibowitz), regulated financial services (Messrs. Carbone, Chersi, Healy, Kabat, Lam, Lawson, Roessner and Weinreich and Mses. Leibowitz and Saeger), bank regulation (Messrs. Chersi, Ellertson, Kabat, Roessner and Weinreich) and corporate governance (Messrs. Chersi, Ellertson, Kabat, Lam, Lawson, Roessner and Weinreich and Ms. Weaver).

Nominees to the Board of Directors:

Name	Principal Occupation	Director Since	Age as of May 9, 2019
Richard J. Carbone	Retired Financial Services Executive	2013	71
Robert J. Chersi	Financial Services Executive	2019	57
Jaime W. Ellertson	Chief Executive Officer, Everbridge, Inc.	—	61
James P. Healy	Chief Executive Officer, Capra Ibex Advisors	2015	68
Kevin T. Kabat	Retired Banking Executive	2016	62
James Lam	President, James Lam & Associates	2012	58
Rodger A. Lawson	Retired Financial Services Executive	2012	72
Shelley B. Leibowitz	President, SL Advisory	2014	58
Karl A. Roessner	Chief Executive Officer of the Company	2016	51
Rebecca Saeger	Retired Marketing Executive	2012	64
Donna L. Weaver	Retired Corporate Financial Executive	2003	75
Joshua A. Weinreich	Retired Financial Services Executive	2018	59

Richard J. Carbone has been a director of the Company since August 2013. Mr. Carbone was formerly Chief Financial Officer of Prudential Financial, Inc. from 1997 through 2013, and served as Executive Vice President until retiring from that position in February 2014. Mr. Carbone brings nearly four decades of experience in financial services, having held senior finance office positions in both the banking and securities industries, including Managing Director and Controller of Salomon Brothers and Senior Vice President and Controller of Bankers Trust Company. He began his career at Price Waterhouse & Co. Mr. Carbone received an M.B.A. from St. John’s University and is a Certified Public Accountant. He was an officer in the United States Marine Corps from 1969 to 1972. Mr. Carbone is Chair of the board of directors of Talcott Resolutions, a privately held company, a member of the board of directors for Resolution Life Holdings and its indirect subsidiary, Lincoln Benefit Life, and an advisor to Hudson Structured Capital Management. He is also a trustee of Catholic Charities of Staten Island. Mr. Carbone is a member of the E*TRADE Bank board and a member and the Chair of the Audit Committee, where he is designated an audit committee financial expert, and a member of the Compensation Committee.

Robert J. Chersi has been a director of the Company since January 2019. A seasoned financial and risk expert with 30 years of experience, Mr. Chersi held several senior executive positions in the asset management industry, including Chief Financial Officer of Financial Services at Fidelity Investments, and Chief Financial Officer of US Wealth Management at UBS. Mr. Chersi currently serves as the Lead Independent Director of BrightSphere Investment Group, as well as Chair of the audit committee and member of the nominating & corporate governance, and compensation committees. He is a member of the Board of Trustees and Chair of the audit committee for Thrivent Mutual Funds. In addition, Mr. Chersi serves on the Advisory Board of Pace University where he also serves as the Executive Director of the Center for Global Governance, Reporting, and Regulation at the Lubin School of Business. Mr. Chersi also acts in an advisory capacity to financial services industry clients as an individual as well as through Chersi Services LLC, which he founded in 2014 and is a member of the National Association of Corporate Directors. Mr. Chersi holds a BBA in accounting from Pace University and is a Certified Public Accountant. Mr. Chersi is a member of the E*TRADE Bank board, the Audit Committee and the Risk Oversight Committee.

Jaime W. Ellertson has served as Chief Executive Officer and Chairman of the Board of Directors of Everbridge, Inc. since 2011, which provides critical communications and enterprise safety solutions, where he oversees the company’s strategic vision and corporate growth. Prior to its acquisition by Everbridge, Mr. Ellertson was the Chief Executive Officer, Chairman, and co-founder of CloudFloor Corporation, which focuses on the emerging enterprise cloud computing market. Prior to CloudFloor, he served as Chief Executive Officer of Gomez Inc., an Internet Performance Management provider. Mr. Ellertson has also served as Chief Executive Officer, President, and Director of S1 Corporation, an early pioneer in the online banking space, as well as founding several high growth software companies, including Document Automation Corporation, Openware Technologies and Purview Technologies Inc. Mr. Ellertson has previously served as Chairman of the Board of hVivo plc, Peoplefluent Inc., Gomez Inc., S1 Corporation, Danka Office Imaging Company, and Interleaf Corporation.

James P. Healy has been a director of the Company since January 2015. He had a 25-year career in the Investment Banking arm of the Credit Suisse Group, where he served as Global Head of the Fixed Income Division from 2003 to 2007.

Other leadership positions while at Credit Suisse included Global Head of the Emerging Markets Group, and Global Co-Head of Credit Suisse Financial Products, which housed the firm’s derivative businesses. Prior to joining Credit Suisse, Mr. Healy was an economist at the International Monetary Fund, served as a consultant to the Organization for Economic Cooperation and Development, and served as a visiting scholar at the Board of Governors of the Federal Reserve. He is currently the Chief Executive Officer of Capra Ibex Advisors, a registered investment advisor he founded in 2010 to provide investment and risk management advice to select financial institutions, including First Republic Bank and JPMorgan Chase. Mr. Healy is a member of the board of directors of Student Sponsor Partners, a New York City philanthropy serving 1,400 disadvantaged high school students, and served as its Board Chair from 2010 to 2014. He holds a B.A. in Economics from Stanford University, a M.Sc. in Economics from the London School of Economics, and a Ph.D. in Economics from Princeton University. Mr. Healy is a member of the E*TRADE Bank board, the Risk Oversight Committee and the Compensation Committee.

Kevin T. Kabat has been Lead Independent Director of the Company since September 2016 and a director since June 2016. He served as Chief Executive Officer of Fifth Third Bancorp from 2007 to 2015, where he was responsible for overseeing the strategic direction of the company. Mr. Kabat also served as President of Fifth Third Bancorp from 2006 to 2012, Chairman from 2008 to 2010, and Vice Chairman from 2012 to 2016. Prior to these roles, Mr. Kabat served as Executive Vice President where he led both retail and affiliate banking. Prior to joining Fifth Third Bancorp, Mr. Kabat spent 20 years at Old Kent Bank (acquired by Fifth Third Bancorp in 2001), where he served as Vice Chairman and President. Mr. Kabat currently serves as Chairman of the board of directors of Unum Group and as Vice Chairman of the board of directors of NiSource Inc., where he has served as a director since 2015. He also served as chair of the United Way of Greater Cincinnati’s 100th anniversary campaign. He holds a B.A. in Behavioral Science from Johns Hopkins University and an M.S. in Industrial/Organizational Psychology from Purdue University. Mr. Kabat is a member of the E*TRADE Bank board, the Compensation Committee and the Governance Committee.

James Lam has been a director of the Company since November 2012. Mr. Lam has been President of James Lam & Associates, a consulting firm focused on corporate governance and risk management, since January 2002. He previously served as Founder and President of ERisk, Partner at Oliver Wyman, Chief Risk Officer of Fidelity Investments and other executive risk and financial roles. Mr. Lam also currently serves as an independent director of RiskLens. He is the author of the best-selling books, Enterprise Risk Management (Wiley, 2nd Edition, 2014) and Implementing Enterprise Risk Management (Wiley, 2017). He was named to the NACD Directorship 100, Directors & Boards “Directors to Watch,” Treasury & Risk “100 Most Influential People in Finance” three times, and GARP inaugural “Risk Manager of the Year.” Mr. Lam graduated with a B.B.A. from Baruch College in 1983 and received an M.B.A. with honors from UCLA in 1989. He is an NACD Board Leadership Fellow and is certified by the Software Engineering Institute of Carnegie Mellon in Cybersecurity Oversight. Previously, Mr. Lam served as Vice Chairman on the board of directors of ERisk and as an independent director of Covarity. Mr. Lam is a member of the E*TRADE Bank board, a member and Chair of the Risk Oversight Committee and a member of the Audit Committee.

Rodger A. Lawson has served as a director of the Company since February 2012, and as Chair of the Board since May 2013. Mr. Lawson also served as the Company’s Executive Chairman from September 2016 to December 2018, and as Lead Independent Director from August 2012 to January 2013. Mr. Lawson is an experienced financial services executive who most recently served as President and Chief Executive Officer of Fidelity Investments-Financial Services from 2007 through 2010. Prior to joining Fidelity, Mr. Lawson served in several senior executive roles with Prudential Financial including Vice Chairman. He has held numerous other executive positions in financial services, including President and Chief Executive Officer of Van Eck Global, and Chief Executive Officer and Partner of Global Private Banking at Bankers Trust Company. Previously, Mr. Lawson was President and Chief Executive Officer of Fidelity Investments Retail Group and Chief Executive Officer of the Dreyfus Service Corporation. Mr. Lawson earned a B.A. from London University and a M.Sc. from Bradford University. He served on the board of directors of UnitedHealth Group, Inc. from February 2011 to June 2018. Mr. Lawson is a member of the E*TRADE Bank board.

Shelley B. Leibowitz has been a director of the Company since December 2014. Ms. Leibowitz is President of SL Advisory, a firm she founded in 2016 that focuses on technology strategy, IT portfolio and risk management, and cybersecurity governance. From 2009 through 2012, Ms. Leibowitz served as Group Chief Information Officer for the World Bank, where she was responsible for the technology services and capabilities that underlie the work of delivering quality knowledge and financing products to the Bank Group’s clients across the globe. Ms. Leibowitz managed the Bank Group’s cybersecurity program and served as a member of the Bank Group’s Pension Investment Committee. Previously, Ms. Leibowitz held Chief Information Officer positions at Morgan Stanley, Greenwich Capital Markets and Barclays Capital. Ms. Leibowitz also served as a board member and technology advisor for GAIN Capital. Ms. Leibowitz is currently on the board of directors of security intelligence firm Endgame, a member of the Council on Foreign Relations and on the board of directors of AllianceBernstein Holding L.P. (where she serves on the Audit Committee). She graduated Phi Beta Kappa from

Williams College with a B.A. in Mathematics. Ms. Leibowitz is a member of the E*TRADE Bank board and a member of the Governance Committee and the Risk Oversight Committee.

Karl A. Roessner has been a director of the Company and the Chief Executive Officer since September 2016. As Chief Executive Officer, Mr. Roessner sets the vision and strategic direction for the Company. Prior to his appointment as Chief Executive Officer, Mr. Roessner served as Executive Vice President and General Counsel for the Company for more than seven years, overseeing all compliance and regulatory functions for the Company and its bank and brokerage subsidiaries. During that time, he also served as the Corporate Secretary to the Company’s Board of Directors. Prior to joining the Company in 2009, Mr. Roessner was a partner in the Corporate Practice group of Clifford Chance US LLP, one of the world’s leading law firms. There, he advised clients on negotiated public and private transactions, management and leveraged buyouts, capital raising activities, and corporate governance matters. Mr. Roessner earned his B.A. cum laude from Siena College and his J.D. cum laude from St. John’s University School of Law, where he was a member of the St. John’s University Law Review. He is President of E*TRADE Bank and a member of the E*TRADE Bank board.

Rebecca Saeger has been a director of the Company since February 2012. Ms. Saeger served as Executive Vice President at Charles Schwab from 2004 through 2010, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President, Marketing at Visa U.S.A. Previously, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding and Senior Vice President at Ogilvy & Mather. Ms. Saeger currently serves on the board of directors of identity management software company Okta Inc. and previously served on the board of directors as Chair of the Association of National Advertisers (ANA). She received a B.A. from Muhlenberg College and an M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Saeger is a member of the E*TRADE Bank board, a member and Chair of the Compensation Committee and a member of the Governance Committee.

Donna L. Weaver has been a director of the Company since April 2003. Ms. Weaver is a retired corporate financial executive and business owner. A Certified Management Accountant, Ms. Weaver received a B.S. in Economics and Finance from the University of Arizona and an M.S. in Management from the Stanford Graduate School of Business. Since 1986, Ms. Weaver has served on the boards of several public and private companies. Ms. Weaver is a member of the E*TRADE Bank board, a member and Chair of the Governance Committee and a member of the Audit Committee.

Joshua A. Weinreich has been a director of the Company since August 2018. Mr. Weinreich is a career finance executive with extensive experience, including previously serving in a number of senior roles at Deutsche Bank, including Global Head of Hedge Funds and Chief Executive Officer of Deutsche Asset Management Americas. Prior to these roles, Mr. Weinreich held several senior positions at Bankers Trust, including Chief Investment Officer and Co-Head of Bankers Trust Private Bank. He currently serves as Chairman of the board for Leeds West Investment Group. He is also the current Chairman of the Community FoodBank of New Jersey board, Trustee and Chief Investment Officer of the Overlook Foundation, and a member of the Summit, New Jersey Board of Education. Mr. Weinreich served as an independent director for Skybridge Multi-Adviser Hedge Fund Portfolios LLC until December 2018. He also previously served on the board of directors of Alliance Bernstein, as a member of the Newark Academy Board of Trustees, and as a member of the Cornell University Endowment Hedge Fund Subcommittee. Mr. Weinreich holds a BA in Economics from Cornell University and an MBA in Finance from the Wharton School at the University of Pennsylvania. Mr. Weinreich is a member of the E*TRADE Bank board and a member of the Compensation Committee and the Governance Committee.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees as directors listed above.

CORPORATE GOVERNANCE OVERVIEW

The Board held a total of 12 meetings during 2018. Each current director attended at least 75% of the total number of the meetings of the Board and the committees of the Board, held during his or her tenure, of which he or she was a member. Our non-management directors met in executive session without management at least quarterly. These executive sessions were led by our Lead Independent Director.

To conduct its business, the Board maintains four standing committees: Audit, Compensation, Governance and Risk Oversight. The primary responsibilities of each committee are set forth below:

Audit Committee

Oversees and monitors the Company’s financial reporting processes and internal control system regarding finance and accounting, and provides an open avenue of communication among the independent auditor, financial and senior management and the Board. This Committee also monitors and oversees the performance of the Company’s Chief Audit Executive and the internal audit function, the qualifications, independence and performance of the Company’s independent auditor, and compliance with legal and regulatory requirements.

Compensation Committee

Oversees the Company’s compensation and benefits philosophy and the administration of our benefit plans, including our equity incentive plans. This Committee reviews and approves senior executive compensation and, with respect to the compensation of the Chief Executive Officer and the Executive Chairman, if any, recommends their compensation to the independent members of the Board. This Committee also reviews the performance of the Executive Chairman, if any, the Chief Executive Officer and the members of the Company’s senior management team at least annually. As discussed in the “Compensation Discussion and Analysis,” this Committee retains an outside independent consultant.

Governance Committee

Oversees the Board’s and its committees’ governance practices. This Committee also leads any search for new Board members; reviews and approves the structure and philosophy of Director compensation with assistance from an outside independent consultant; recommends committee and chair assignments; and develops, recommends and oversees compliance with the Company’s Corporate Governance Guidelines and the Company’s Code of Professional Conduct. The Committee also evaluates Board, committee and Director performance and leads the Company’s management succession planning activities.

Risk Oversight Committee

Oversees the Company’s enterprise risk management program. This Committee monitors the risk profile of the Company; oversees the financial risk and return for the Company; supervises compliance with legal and regulatory requirements; assists the Board and the Company’s senior management in overseeing the effective financial management of the Company and its subsidiaries; evaluates the Company’s strategic planning, including reviewing material strategic transactions and potential material investments by the Company in, or in the Company by, third parties; and monitors and oversees the qualifications, performance and compensation of the Company’s Chief Risk Officer and Chief Compliance Officer.

During 2018 the Board maintained two advisory working groups, the Growth Initiative Advisory Working Group and the Integration Advisory Working Group, which provided advice and counsel to management on their respective topic.

Each of these committees is composed entirely of directors that meet the applicable independence requirements of the Nasdaq Global Select Market (“Nasdaq”). Additionally, each member of the Audit Committee meets the independence requirements for audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each member of the Compensation Committee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The charters of each of these committees are available on the Investor Relations section of our website at about.etrade.com in the sub-section titled “Corporate Governance.” You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary.

The following table presents, as of March 26, 2019, the members of each committee of the Board and the number of times each committee met during 2018:

Director Name	Board	Audit Committee	Compensation Committee	Governance Committee	Risk Oversight Committee
Richard J. Carbone
Robert J. Chersi
James P. Healy
Kevin T. Kabat I
James Lam
Rodger A. Lawson«
Shelley B. Leibowitz
Karl A. Roessner
Rebecca Saeger
Joseph L. Sclafani (1)
Donna L. Weaver
Joshua A. Weinreich
Number of Meetings	12	13	9	6	6

(1) Mr. Sclafani is not standing for re-election at the Annual Meeting.

« Chair of the Board	I Lead Independent Director	Chair	Member

Mr. Healy and Mses. Saeger (Chair) and Weaver are also members of the Growth Initiative Advisory Working Group and Messrs. Kabat (Chair) and Lam and Ms. Leibowitz were also members of the Integration Advisory Working Group.

Communications to the Board, the Chair of the Board, the non-management directors or any other director may be sent to: E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary. The Company does not have a formal policy regarding director attendance at our annual stockholder meetings; however, all of the then-current directors attended the 2018 Annual Meeting of Stockholders.

The Company’s Code of Professional Conduct, Corporate Governance Guidelines and Related Party Transactions Policy are available on the Investor Relations section of our website at about.etrade.com in the sub-section titled “Corporate Governance.” You may also request a copy of each of these documents free of charge by writing to E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary. We intend to post on our corporate website any amendments to, or waivers from, our Code of Professional Conduct that apply to our executive officers and directors. The information on our website is not a part of this Proxy Statement.

Risk Management

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from members of senior management and committees on areas of material risk to the Company, including credit, liquidity, market, operational, strategic, reputational, information technology, including cybersecurity, data, legal, and regulatory and compliance risks. In particular, the Risk Oversight Committee assists the Board and senior management, including the Company’s Chief Risk Officer, the Company’s General Counsel, the Company’s Chief Compliance Officer and the Company’s Chief Information Security Officer (the “CISO”), in the effective identification, assessment and management of the Company’s risks and in working to manage and monitor the financial risk and return of the Company. The Risk Oversight Committee oversees and reviews with senior management the capital planning processes, the Company’s capital position and capital adequacy, and consolidated capital reporting. The Risk Oversight Committee also oversees, reviews and challenges senior management and, when applicable, recommends to the Board for its approval policies related to the financial and risk management of the Company and its subsidiaries and oversees the Company’s implementation of such policies. These include policies relating to capital, funding, liquidity and funds transfer, asset and liability management and cash management, and policies for assessing and managing exposure of the Company’s operational risk, credit risk, market risk, liquidity risk, reputational risk, information technology risk, including cybersecurity risk, data risk, strategic risk, legal risk, and regulatory and compliance risk. Additionally, the Risk Oversight Committee reviews the Company’s business continuity plan, strategic plan, strategic transactions, and proposed investments, and assists in defining the Company’s Enterprise Risk Appetite Statement. The Risk Oversight Committee makes recommendations regarding the Company’s Enterprise Risk Appetite Statement to the Board for its approval considering with senior management the Company’s risk capacity, risk appetite, global risk limits, current risk profile, remediation protocols and risk exceptions.

On a quarterly basis, the CISO updates the Risk Oversight Committee on Information Security and Cybersecurity developments. On an annual basis, the Risk Oversight Committee reviews and approves the Company’s Information Security Program and the Information Technology/Cybersecurity Risk Management Policy and the Board reviews and approves the Company’s Information Technology Strategy, including its Information Security Strategy, and its Information Security/Cybersecurity Policy.

The Compensation Committee assists the Board in evaluating risks arising from Company executive and non-executive compensation programs. The Governance Committee assists the Board in overseeing risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Audit Committee assists the Board in overseeing risks associated with financial reporting and internal controls.

Director Independence

The Board has adopted categorical standards to assist in its evaluation of the independence of directors. These standards describe various types of relationships that could exist between a Board member and the Company and set thresholds at which such relationships would be deemed to be material in the determination of a director’s independence. Although any director who meets the independence criteria of Nasdaq and the Board’s own categorical standards (as well as Rule 10A-3(b) under the Exchange Act of 1934, in the case of Audit Committee members, and Nasdaq Rule 5605(d)(2), in the case of Compensation Committee members) will be presumed to be independent, the Board may make a decision to the contrary based on its review of any other relevant factors. The Board’s categorical standards are as follows:

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for property or services, is still presumed independent if such payments were less than the greater of: (a) 5% of such other entity’s gross consolidated revenues for such fiscal year; and (b) $200,000.

•

A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year is still presumed independent if the indebtedness is in an amount less than the greater of: (a) 5% of such other entity’s total consolidated assets at the end of such fiscal year; and (b) $200,000.

•

A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year is still presumed independent if the total billings for such services were less than the greater of: (a) 5% of the law firm’s gross revenues for such fiscal year; and (b) $200,000.

•

A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year is still presumed independent if the total compensation received for such services was less than the greater of: (a) 5% of the investment banking firm’s consolidated gross revenues for such fiscal year; and (b) $200,000.

After a review of all relevant factors and applying these categorical standards and the independence criteria of Nasdaq, the Board determined that, except for Messrs. Lawson and Roessner, all directors and Mr. Ellertson are independent.

The Board also determined that each member of the Company’s Audit Committee, Compensation Committee, Governance Committee and Risk Oversight Committee is independent under the applicable standards and that each of Messrs. Carbone and Chersi is an “audit committee financial expert” as defined under SEC rules.

Identifying and Evaluating Director Nominees

The Governance Committee uses various methods to identify director nominees. The Governance Committee regularly assesses the appropriate size and composition of the Board and the particular needs of the Board, considering skill sets required and whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, stockholders or other parties. While there is no formal diversity policy or fixed set of qualifications that must be satisfied before a candidate will be considered, we seek nominees with a broad diversity of skills, experience, expertise, professions and backgrounds. All candidates are then evaluated based on a review of the individual’s qualifications, skills, independence, experience, expertise and business acumen, including the criteria included in our Corporate Governance Guidelines and the Board’s desire to draw on diverse perspectives and expertise in conducting its work.

Under our Bylaws, there shall be no fewer than six and no more than twelve directors concurrently serving on the Board. Our Bylaws permit the Board to increase or decrease its size within the authorized range and to add new directors between stockholder meetings. Any director appointed by the Board in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders.

Submission of Director Nominees to the Governance Committee by Stockholders

The Governance Committee will consider director candidates submitted by any stockholder who has continuously held at least 5% of our voting securities (either directly or as part of a group) for at least one year and is not a competitor of the Company. Such submissions should (i) be accompanied by evidence of the stockholder’s ownership during the preceding 12 months; (ii) include a statement that the stockholder is not a competitor of the Company; and (iii) comply with the advance notice requirements set forth in Section 1.08 of the Company’s Bylaws. Candidates submitted by any stockholder for election must also comply with the additional requirements set forth in Section 1.09 of the Company’s Bylaws. The Governance Committee will follow the same process and use the same criteria for evaluating candidates proposed by stockholders as it does for candidates proposed by other parties. The Governance Committee will consider such candidacy and will advise the recommending stockholder of its final decision. Each Board nominee, at the request of the Board, must submit a statement that, if elected, the nominee intends to comply with the Company’s majority voting policy described below.

Submissions of director candidates by stockholders should be mailed to E*TRADE Financial Corporation, Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary.

Board Leadership

The Board currently believes that separating the functions of Chair of the Board, Lead Independent Director and Chief Executive Officer (“CEO”) is appropriate for the Company because it strengthens the Board’s independence from management while continuing to leverage the experience and perspective of the Chair of the Board and positions the Company to continue to execute on its commitment to stockholders to grow our core business.

Majority Voting Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide that the voting standard for the election of directors in uncontested elections is a majority voting standard. Under our majority voting standard, in an uncontested election, each nominee shall be elected to the Board by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election). Directors will be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected). Whether an election is contested or not is determined on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to the Company’s Bylaws.

If a nominee who is serving as a director is not elected by a majority of the votes cast at the Annual Meeting in an uncontested election, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit in advance an irrevocable, contingent resignation to the Chair of the Governance Committee that the Board may accept if the director fails to be elected by the majority of the votes cast with respect to the director’s election in an uncontested election. In that situation, the Governance Committee will act on an expedited basis to determine whether to recommend that the Board accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days following certification of the stockholder vote. The Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting of stockholders and until his or her successor is duly elected, or until his or her earlier removal. All nominees currently serve on the Board.

Board Evaluation Process

In accordance with our Corporate Governance Guidelines and the charter of each committee, on an annual basis our Board and committees each conduct a rigorous self-evaluation process that includes individual evaluations by each director. The process, which proceeds independently from the Company’s management, is overseen by our Governance Committee with the assistance of an independent outside advisor. Each director provides written responses and discusses his or her feedback on the performance and effectiveness of the Board and the committees on which they serve. The feedback is compiled anonymously and presented to the Board. The Board believes that this annual evaluation process supports its effectiveness and continuous improvement.

DIRECTOR COMPENSATION

Introduction

Our Director Compensation program reflects our desire to attract, retain and motivate highly qualified individuals who have the skills, experience, expertise and background necessary to serve on the board of directors of a company of our size and regulatory complexity and who can continue to guide the Company to provide long-term value to its stockholders. Accordingly, our Director Compensation program is designed to provide our non-employee directors with a mix of cash and long-term equity compensation that both fairly compensates them for the services they provide to us as non-employee directors and aligns their interests with the long-term interests of our stockholders.

2018 Annual Review of Director Compensation Program

The Governance Committee reviews the structure and philosophy of our Director Compensation program on an annual basis. In the second quarter of 2018, the Governance Committee, supported by its independent compensation consultant, analyzed the overall level and mix of compensation delivered by our Director Compensation program as compared to the Company’s peer group and conducted a thorough review of current trends and best practices regarding director compensation. The Governance Committee determined during its 2018 annual review that the existing Director Compensation program remained appropriate and therefore did not make any change to the programs in effect on December 31, 2017.

In early 2019, the Governance Committee conducted a review of the compensation of our Chair of the Board and our Lead Independent Director determining it was appropriate to realign the compensation of these two roles with respect to the Company’s peer group. As a result of this review, the Governance Committee determined it was appropriate to make the following changes to the Director Compensation program:

•	Increased the additional annual equity compensation for service as the Chair of the Board from $50,000 to $150,000;

•	Decreased the additional annual cash retainer paid for service as the Lead Independent Director from $50,000 to $25,000; and

•	Decreased the additional annual equity compensation for service as the Lead Independent Director from $50,000 to $25,000.

The changes in the Director Compensation program for 2019 are not reflected in the director compensation tables below because such tables are based on compensation for fiscal year 2018.

2018 Director Compensation

Cash Compensation. The Director Compensation program for cash fees for non-employee directors in 2018 was as follows:

Annual Board Retainer for All Board Members	$120,000
Additional Annual Retainer for Each Committee Chair	$25,000
Additional Annual Retainer for Service as Non-Executive Chair of the Board or Lead Independent Director	$50,000
Annual Retainer for All Advisory Working Group and Special Committee Members	$10,000
Each Board Meeting Attended in Excess of 15 Meetings Per Calendar Year	$2,500

Equity Compensation. The Director Compensation policy for equity compensation for non-employee directors in 2018 was as follows:

•

Non-employee directors receive initial grants of restricted stock awards when they join the Board (generally a pro-rated portion of the annual grant provided to our non-employee directors) and thereafter receive an annual grant of restricted stock awards if re-elected at the time of our annual meeting.

•

Our non-employee directors who were serving as such on the date of our 2018 Annual Meeting of Stockholders, other than Mr. Kabat, our Lead Independent Director, each received a grant of restricted stock awards with a fair market value on the date of grant equal to $130,000.

•

Mr. Kabat, who was serving as our Lead Independent Director on the date of our 2018 Annual Meeting of Stockholders, received a grant of restricted stock awards with a fair market value on the date of grant equal to $180,000.

As a part of our Director Compensation program, non-employee directors may elect, on an annual basis, to defer all or a portion of their cash and equity compensation for service on the Board and/or its committees into deferred restricted stock units (“DSUs”) issued under the Company’s 2015 Omnibus Incentive Plan pursuant to the terms of our Director Compensation Deferral Program (the “Deferral Program”). Grants of DSUs are issued based on the fair market value of our Common Stock on the grant date (measured as the average of the high and low prices of our Common Stock on the grant date) and fully vest one year following the grant date. At the time of deferral, non-employee directors must elect settlement of the DSUs into shares of our Common Stock. In 2018, directors had the option to elect settlement in (i) one distribution on the first anniversary of the date on which Board service is completed, (ii) five equal annual installments beginning on the first anniversary of the date on which Board service is completed, or (iii) one distribution 30 days following the date on which Board service is completed.

Each restricted stock or DSU award, as applicable, granted to a non-employee director in 2018 vests one year from the date of issuance, subject to immediate vesting upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the director while serving as a Board member.

Expense Reimbursement and Perquisites. All non-employee directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board and its committees and for attending up to three director education programs. Non-employee directors do not receive perquisites.

2018 Director Compensation Table

The following table shows information regarding the compensation paid during 2018 to non-employee directors who served on the Board during the year. Messrs. Lawson and Roessner were both employees of the Company during 2018 and therefore received no compensation under the Director Compensation program.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Other Compensation ($) (2) (5)	Total ($) (6)
Richard J. Carbone	—	269,626	3,920	273,546
James P. Healy	107,500	162,447	4,202	274,149
Kevin T. Kabat	176,083	179,977	390	356,450
Frederick W. Kanner	101,334	129,987	—	231,321
James Lam	151,083	129,987	281	281,351
Shelley B. Leibowitz	—	255,895	1,623	257,518
Rebecca Saeger	155,000	129,987	281	285,268
Joseph L. Sclafani	135,208	129,987	281	265,476
Gary H. Stern	120,000	129,987	258	250,245
Donna L. Weaver	155,000	129,987	2,270	287,257
Joshua A. Weinreich	18,000	97,468	223	115,691

(1)

Director fees are paid quarterly in arrears. Amounts reported in this column constitute fees paid in cash during fiscal year 2018. The amount reported in this column for Mr. Healy includes annual cash retainers for service on special pricing committee.

(2)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and includes DSUs granted in lieu of director fees paid in cash.

(3)

The non-employee directors listed in the 2018 Director Compensation Table who were serving as of May 10, 2018, the date of our 2018 Annual Meeting of Stockholders, each received a grant of restricted stock awards on May 11, 2018 that vests on the first anniversary of the grant date. The fair market value of the stock awards (measured as the average of the high and low sale prices of our Common Stock on the grant date) for each such non-employee director was equal to $130,000, except Mr. Kabat who received a grant of stock awards equal to $180,000 in connection with his role as Lead Independent Director. Mr. Carbone elected to receive his annual cash retainer, annual stock compensation and annual cash retainer for service on a special pricing committee in the form of DSUs in accordance with the Deferral Program. Ms. Leibowitz elected to receive her annual cash retainer in the form of DSUs in accordance with the Deferral Program. Mr. Stern and Ms. Weaver each elected to receive their annual stock compensation in the form of DSUs in accordance with the Deferral Program.

(4)

As of December 31, 2018, Messrs. Healy, Lam, and Sclafani and Mses. Leibowitz and Saeger each held an aggregate of 2,010 unvested restricted stock awards, Mr. Kabat held 2,783 unvested restricted stock awards and Mr. Weinreich held 1,593 unvested restricted stock awards. As of December 31, 2018, Mr. Carbone held 4,561 unvested DSUs, Mr. Healy held 652 unvested DSUs, Ms. Leibowitz held 2,332 unvested DSUs and Mr. Stern and Ms. Weaver each held 2,010 unvested DSUs. As of December 31, 2018, Mr. Sclafani and Ms. Weaver each held an aggregate of 2,000 vested outstanding stock options.

(5)

Amounts reported in this column constitute the value of dividend equivalent units (“DEUs”) awarded in connection with a director’s DSUs, if any, and cash dividends paid on a director’s unvested restricted stock, if any.

(6)

There are no compensation or benefit programs available for non-employee directors other than the cash amounts and equity grants described above. Consequently, the Company has not included columns in the 2018 Director Compensation Table for non-equity incentive plan compensation or change in pension value and non-qualified deferred compensation earnings, as the values for each of these items would be reported as zero.

Equity Ownership Policy for Board of Directors

The Board believes that directors should hold meaningful equity ownership positions in the Company to help align the interests of directors with those of stockholders. Under our Equity Ownership Policy for directors, non-employee directors are expected to be beneficial owners of shares of Common Stock with a market value equivalent to at least three years of annual cash retainer fees (not including any additional retainer for service as a Committee Chair, Non-Executive Chair of the Board, Lead Independent Director or on an advisory working group or special committee, as adjusted from time to time) within three years of joining the Board. As a result, within three years of joining the Board, each of our non-employee directors is required to hold shares of the Company’s Common Stock with an aggregate value of at least $360,000.

For purposes of the Equity Ownership Policy described above, a non-employee director’s shareholdings include, in addition to shares held outright, unvested restricted stock awards, unvested restricted stock units (“RSUs”), vested DSUs and the in-the-money portion of vested but unexercised stock options. The value of each RSU and DSU is treated the same as a share of the Company’s Common Stock.

Until a non-employee director has met the requirements of our Equity Ownership Policy, he or she is expected to hold 100% of any stock acquired through exercise of a stock option or vesting of restricted stock, net of shares sold to cover the cost of acquisition and any tax obligation. During 2018, each of the Company’s non-employee directors was in compliance with our guidelines.

Anti-Pledging and Hedging Policy

The Company’s Equity Ownership Policy prohibits directors from engaging in hedging transactions involving the Company’s securities. This prohibition extends to short selling and trading in derivatives with respect to the Company’s securities. The Equity Ownership Policy also prohibits directors from pledging shares of the Company’s common stock.

PROPOSAL 2

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (THE “SAY-ON-PAY VOTE”)

In accordance with Section 14A of the Exchange Act, which Congress adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking that you indicate your support, in a non-binding advisory vote, for the compensation policies and practices relating to our NEOs as described in “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative appearing on pages 22 through 40 of this Proxy Statement. The next such vote will occur at the 2020 Annual Meeting of Stockholders.

As described in detail in “Compensation Discussion and Analysis,” we strive to provide a majority of compensation for our NEOs in the form of cash and equity incentives that encourage and reward strong long-term performance and align the financial interests of our NEOs with the interests of our stockholders. Although, as an advisory vote, this proposal is not binding on the Board or the Compensation Committee, the Board and the Compensation Committee, in exercise of their fiduciary duties, will consider the outcome of the advisory vote in determining future compensation decisions.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (Item 402 of Regulation S-K), including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosures.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the compensation of the Company’s Named Executive Officers as described in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm responsible for auditing the Company’s consolidated financial statements. The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for 2019, and we are asking the stockholders to ratify its appointment of Deloitte. Deloitte has been retained as the Company’s independent registered public accounting firm since 1994. The Audit Committee and the Board believe that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider the appointment but is not obligated to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to attend the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Audit Fees Paid to Deloitte & Touche LLP

The aggregate fees billed by Deloitte and their respective affiliates for professional services rendered in 2018 and 2017 are as follows:

	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	Other Fees (4)	Total Fees
2018	$4,750,000	$917,000	$684,000	$48,000	$6,399,000
2017	$4,600,000	$1,000,000	$642,000	$20,000	$6,262,000

(1)

Audit Fees in 2018 and 2017 include fees incurred for the annual audit and quarterly reviews of the Company’s consolidated financial statements and the annual audit of the Company’s internal control over financial reporting for the years ended December 31, 2018 and December 31, 2017, respectively. Audit Fees also include review of documents filed with the SEC and participation in the meetings of the Audit Committee.

(2)

Audit-Related Fees in 2018 and 2017 include fees for control-related attest services, international statutory audits, assistance related to regulatory compliance, consultations related to accounting or disclosure treatment of transactions or events and/or the actual or potential effect of final or proposed rules, standards, or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies, and work performed in connection with registration statements and other SEC filings.

(3)	Tax Fees in 2018 and 2017 include fees for compliance and preparation of tax filings, and fees for advice and planning related to various tax matters.

(4)

Other Fees in 2018 and 2017 represent subscriptions for research and guidance tools to the Company, and in 2018 also includes additional advisory services related to a project management methodology framework.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Deloitte and all audit and non-audit services and fees were pre-approved by the Audit Committee either individually or by category. The Audit Committee has reviewed the nature of all non-audit services provided by Deloitte and concluded that the provision of such services is compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. The Audit Committee charter allows the Audit Committee to delegate its authority to pre-approve services to one or more Audit Committee members, provided that the designees present the pre-approvals to the full Audit Committee at its next meeting.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to Karl A. Roessner, Chief Executive Officer, the following are our executive officers as of March 26, 2019:

Name	Age as of May 9, 2019	Current Position
Chad E. Turner	48	Chief Financial Officer
Michael A. Pizzi	44	Executive Vice President, Chief Operating Officer
Michael J. Curcio	57	Executive Vice President, Institutional and Vice Chairman of the Executive Committee

Chad E. Turner is Chief Financial Officer of the Company, responsible for all finance and accounting functions, including financial reporting, planning, tax, and treasury. Mr. Turner has been with the Company since 2004 and has served in several leadership roles in finance and beyond. Mr. Turner previously served as head of financial planning and analysis, overseeing the forecasting and performance analysis functions that drive the Company’s strategic direction. Prior to this role, Mr. Turner served as Vice President, Accounting, with experience in all areas of finance including acquisition integration, treasury, risk management, modeling, and due diligence. Prior to joining the Company, Mr. Turner served as Controller for Verestar, Inc. where he oversaw worldwide accounting, reporting, tax, and treasury functions with responsibility for all financial audit requirements and technical research. Mr. Turner started his career in public accounting at Arthur Andersen, and earned his Bachelor of Science degree in accounting from Georgetown University. He holds a Certified Public Accountant designation.

Michael A. Pizzi is Chief Operating Officer of the Company, responsible for all operations, finance, and technology functions. Mr. Pizzi has been with the Company since 2003 and has served in several executive roles including as the Company’s Chief Financial Officer and Chief Risk Officer. Prior to these roles he served in a variety of leadership positions including as the Corporate and Bank Treasurer where he was responsible for all portfolio, capital and liquidity management. He also previously held various positions in the Company’s portfolio management and derivatives functions. Before joining the Company, Mr. Pizzi worked in asset/liability management at both Lehman Brothers and First Maryland Bank, as well as in capital markets research for the Federal Reserve Board. Mr. Pizzi earned a B.A. in Economics from Ursinus College, is a CFA charterholder, and holds the Financial Risk Manager (FRM) designation.

Michael J. Curcio is Executive Vice President, Institutional and Vice Chairman of the Executive Committee of the Company, responsible for overseeing the Company’s corporate and advisor services channels, including the award-winning Equity Edge Online and Liberty platforms, and the Company’s registered investment advisor referral network. Prior to these roles, he served as Chief Brokerage Officer with responsibility for overseeing the Company’s retail brokerage business. Before re-joining the Company in 2016, Mr. Curcio was the CEO of Aperture Group, LLC, the parent company of OptionsHouse. A respected veteran of the online brokerage industry, he has a 25-year track record of releasing award-winning products, implementing customer retention strategies, and building cross-functional teams. Before joining Aperture Group and OptionsHouse, Mr. Curcio spent 11 years at the Company, last serving as the head of the Company’s brokerage business, in addition to the corporate services and market making channels. Prior to first joining the Company, Mr. Curcio spent 15 years at TD Waterhouse, last serving as EVP of Customer Relationship Management. Mr. Curcio received a B.S. in Business from the State University of New York, at Plattsburgh. He previously served on the Board of Governors of the Philadelphia Stock Exchange (PHLX), now Nasdaq PHLX.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of March 11, 2019, by (i) each director and nominee; (ii) each NEO; (iii) all current directors and executive officers as a group; and (iv) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of the Common Stock of the Company. Unless otherwise indicated, all persons named as beneficial owners of the Company’s Common Stock have sole voting power and sole investment power with respect to the shares indicated as owned. In addition, unless otherwise indicated, the address for each person named below is c/o E*TRADE Financial Corporation, 11 Times Square, 32nd Floor, New York, New York 10036.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock Beneficially Owned Plus Certain Outstanding Equity Awards (2)	Percentage of Common Stock Beneficially Owned (3)
DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS (4):
Richard J. Carbone	2,470	27,607	*
Robert J. Chersi	3,253	3,253	*
Michael J. Curcio	52,943	52,943	*
Jaime W. Ellertson	—	—	*
James P. Healy	22,010	49,819	*
Kevin T. Kabat	12,918	12,918	*
James Lam	25,635	25,635	*
Rodger A. Lawson	81,300	99,537	*
Shelley B. Leibowitz	9,741	18,098	*
Michael A. Pizzi	59,481	59,481	*
Karl A. Roessner	35,920	35,920	*
Rebecca Saeger	28,971	28,971	*
Joseph L. Sclafani (5)	38,314	38,314	*
Chad E. Turner	5,575	5,575	*
Donna L. Weaver (6)	48,447	62,876	*
Joshua A. Weinreich	7,318	7,318	*

All current directors and executive officers as a group (15 persons)	434,296	528,265	*
STOCKHOLDERS OWNING MORE THAN 5%:
The Vanguard Group, Inc. (7) 100 Vanguard Blvd. Malvern, PA 19355	28,739,566	28,739,566	11.72%
BlackRock, Inc. (8) 55 East 52nd Street New York, NY 10055	20,178,280	20,178,280	8.23%
PRIMECAP Management Company (9) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	13,348,625	13,348,625	5.45%

*	Less than 1%

(1)

Beneficial ownership reported in the table has been determined according to SEC regulations and includes shares that may be acquired within 60 days after March 11, 2019 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(2)

Includes all of the shares of Common Stock included in the “Number of Shares of Common Stock Beneficially Owned” column, as increased by the number of DSUs, including DEUs received thereon, that are vested or scheduled to vest within 60 days of March 11, 2019. Non-employee directors do not have the right to receive the underlying shares of Common Stock for more than 60 days following March 11, 2019. While these additional shares are not beneficially owned for purposes of SEC beneficial ownership rules, the Company has determined to include them in this column to provide more complete information with respect to the applicable individual’s equity holdings in the Company.

(3)

Based on 245,136,653 shares of Common Stock outstanding on March 11, 2019. Shares of Common Stock subject to options that are exercisable within 60 days of March 11, 2019 (and shares of Common Stock that may be obtained upon the conversion of convertible securities) are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)

As of December 31, 2018, all of our directors and executive officers were in compliance with our Equity Ownership Policy. For further details, please see Equity Ownership Policy for Board of Directors on page 16, Equity Ownership Policy for NEOs on page 30 and the “Outstanding Equity Awards at Fiscal Year-End” table on page 36.

(5)	Includes 2,000 shares of Common Stock that are issuable upon exercise of vested options.

(6)	Includes 45,910 shares held by the Weaver Living Trust UAD 11/16/89 and 2,000 shares of Common Stock that are issuable upon exercise of vested options.

(7)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 28,739,566 shares of Common Stock as of December 31, 2018. Vanguard reported sole dispositive power as to 28,389,013 of the shares, shared dispositive power as to 350,553 of the shares, sole voting power as to 302,269 of the shares, and shared voting power as to 60,248 of the shares.

(8)

Based on a Schedule 13G/A filed with the SEC on February 4, 2019, wherein BlackRock, Inc. (“BlackRock”) reported beneficial ownership of 20,178,280 shares of Common Stock as of December 31, 2018. BlackRock reported sole dispositive power as to 20,178,280 of the shares and sole voting power as to 17,978,109 of the shares.

(9)

Based on a Schedule 13G/A filed with the SEC on February 8, 2019, wherein PRIMECAP Management Company (“PRIMECAP”) reported beneficial ownership of 13,348,625 shares of Common Stock as of December 31, 2018. PRIMECAP reported sole dispositive power as to 13,348,625 of the shares and sole voting power as to 8,238,296 of the shares.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis that follows provides a description of our compensation program for each of the individuals listed below. We refer to these individuals throughout the Compensation Discussion and Analysis and the tables and narratives that follow as our named executive officers, or NEOs. For 2018, our named executive officers were as follows:

•	Rodger A. Lawson, former Executive Chairman

•	Karl A. Roessner, Chief Executive Officer

•	Chad E. Turner, Chief Financial Officer

•	Michael A. Pizzi, Executive Vice President, Chief Operating Officer

•	Michael J. Curcio, Executive Vice President, Institutional and Vice Chairman of the Executive Committee

In addition to serving as our Chief Financial Officer until December 3, 2018, Mr. Pizzi was appointed to serve as our Chief Operating Officer effective September 21, 2018. On December 3, 2018, Mr. Turner began serving as our Chief Financial Officer. Mr. Pizzi thereafter continued serving as our Chief Operating Officer with additional responsibilities over our technology organization.

Mr. Curcio served as our Chief Brokerage Officer until December 3, 2018, when he was appointed as our Executive Vice President, Institutional and Vice Chairman of the Executive Committee.

Mr. Lawson transitioned from serving as our Executive Chairman effective December 31, 2018, to resume serving as our non-executive Chair of the Board effective January 1, 2019.

Executive Compensation Highlights

FINANCIAL HIGHLIGHTS AND STOCKHOLDER PERFORMANCE

Strong financial results for 2018, which include:

•   Total Net Revenue: $2.9 billion in 2018, representing a 21% increase over 2017 total net revenue and a Company record

•   Pre-tax Income: $1.4 billion in 2018, representing a 33% increase over 2017 pre-tax income

•   Net Income: $1.1 billion in 2018, representing a 71% increase over 2017 net income and a Company record

•   Return on Common Equity: 17% in 2018, representing an increase of 70% over 2017 return on common equity

•   Earnings per Diluted Common Share: $3.88 per diluted share in 2018, representing an 80% increase over 2017 earnings per diluted share

OTHER KEY ACCOMPLISHMENTS

•   Set Company records in 2018 for Daily Average Revenue Trades (“DARTS”), net new brokerage accounts and net new brokerage assets (1)

•   Declared our first ever quarterly dividend on our common stock

•   Completed prior $1 billion share repurchase program and approved a new $1 billion repurchase program

•   Acquired approximately one million brokerage accounts from Capital One

•   Issued $420 million of 4.50% Senior Notes and redeemed Trust Preferred Securities (“TRUPs”)

•   Completed the acquisition of Trust Company of America (“TCA”), a leading provider of technology and custody services to registered investment advisors (“RIAs”), which we rebranded E*TRADE Advisor Services

•   We launched the E*TRADE Advisor Network, a referral program to connect retail customers with qualified RIAs

•   Optimized the excess capital position in E*TRADE Bank to 7.0% Tier 1 leverage ratio threshold

(1) Record net new brokerage accounts and net new brokerage assets exclude one-time inflows related to acquisitions.

COMPENSATION HIGHLIGHTS

•   Annual Cash Bonus awards to each NEO that was eligible to receive a bonus relating to 2018, which were funded based upon pre-tax income goals, specified key brokerage metrics and individual performance, ranged from 100% to 138% of target awards.

•   Equity Compensation for NEOs in 2018 generally consisted of a mix of performance share units (“PSUs”) that vest based upon the achievement of earnings per share (“EPS”) and return on equity (“ROE”) targets and time-based restricted stock units that vest over three years of continued service to the Company (“RSUs”), with PSUs relating to 2018 performance vesting at 136.3% of target awards.

COMPENSATION DESIGN
Philosophy and Peers	• We assess our compensation levels in comparison to a peer group of comparable companies and place an emphasis on performance-based pay through Annual Cash Bonuses and Equity Compensation
“Say on Pay”	• Our stockholders supported our compensation program with a greater than 95% approval level at our 2018 Annual Meeting of Stockholders
Annual Cash Bonuses

•   Annual Cash Bonuses are funded based upon pre-tax income performance and the achievement of specified key brokerage metrics; individual cash bonus amounts are also based, in part, on the individual performance of each NEO

Equity Compensation

•   PSUs granted in 2018 vest and settle over three successive one-year performance periods based upon the achievement of EPS and ROE targets

•   Beginning with grants made in 2019, PSUs will vest and settle over a single three-year performance period based upon the achievement of a cumulative EPS target over the three-year period and return on the average ROE metric over the three-year period

•   RSUs vest over three years of continued service to the Company

Our Executive Compensation Philosophy

Our compensation program for our NEOs is designed to attract, motivate and retain highly qualified individuals and establish a strong link between their pay and the achievement of our business goals. We seek to accomplish these objectives by maintaining a pay-for-performance program heavily weighted toward incentives that promote sustainable long-term performance, as follows:

•	Annual cash bonus payments based on important near-term financial and operational goals that the Compensation Committee believes will improve our long-term results and strategic objectives.

•

Equity compensation grants during 2018 consisted of: (1) PSUs, which vest and settle based upon the achievement of specified pre-established performance criteria over three successive one-year performance periods, and (2) RSUs, which vest ratably over a three-year period, each subject to continued service to the Company.

In consultation with the Compensation Committee’s independent compensation consultant, the Compensation Committee determined that beginning with grants made in 2019, PSUs will vest and settle based upon the achievement of specified pre-established performance criteria at the end of a single three-year performance period. The new PSU program is designed to align with the Company’s long term business strategy and key financial targets and metrics. For 2019 PSU grants, the Compensation Committee set the performance criteria based upon the achievement of a cumulative EPS target over the three-year period and return on the average ROE metric over the three-year period.

The Compensation Committee believes that granting a mix of performance-based vesting and time-based vesting awards provides the best method to both align the economic interests of our NEOs with those of our stockholders and ensure that a significant portion of each NEO’s compensation is tied to our long-term stock performance.

Key Compensation Practices and Governance

Our 2018 compensation program for our NEOs contains the following notable good corporate governance features:

WHAT WE DO	WHAT WE DO NOT DO
• We pay for performance	× We do not allow hedging of Company stock
• We review tally sheets	× We do not allow pledging of Company stock
• We consider relevant peer groups in establishing compensation	× We do not provide excise tax gross-ups
• We have an Equity Ownership Policy that includes a stock retention requirement until ownership guidelines are met	× We do not provide defined benefit pensions or SERPs to NEOs
• We have a recoupment (clawback) policy	× We do not permit repricing of stock options without stockholder approval
• We have independent Board oversight and review the risk profile of compensation plans annually	× We do not provide excessive perquisites
• We retain an independent compensation consultant	× We do not provide tax gross-ups on perquisites
• Alllong-term incentives are granted and settled in equity	× We do not provide excessive severance benefits
• The majority of total compensation is variable	× We do not provide for single-trigger equity vesting in the event of a change-in-control
• We hold an annual “Say-on-pay vote”

Compensation Considerations for 2018

2018 Say-on-Pay Vote. At our 2018 Annual Meeting of Stockholders, stockholders voted overwhelmingly in favor of our compensation program for our NEOs through our annual “say-on-pay vote.” The Compensation Committee believes this approval by our stockholders shows strong support for our compensation philosophy of placing significant weight on incentive pay and continues to use that philosophy as the basis for our compensation program.

Fiscal 2018 Business Highlights. Our business strategy in 2018 centered on two key objectives: accelerating the growth of our core brokerage business to drive organic growth and improve competitive position and generating robust earnings growth and healthy returns on capital to deliver long-term value for our stockholders. To accelerate the growth of our core brokerage business we focused on enhancing the overall customer experience and capitalizing on the value of our corporate services channel. To generate robust earnings growth and healthy returns on capital we focused on utilizing our balance sheet to enhance returns, generating double-digit growth in EPS, putting capital to work for the benefit of our stockholders and executing on our financial commitments. Our executive compensation program has been designed to recognize and support these efforts.

In determining the appropriate compensation for our NEOs in 2018, the Board and the Compensation Committee considered our business and financial performance. In addition to our metrics and financial results during 2018, they considered the Company’s strategic positioning, the Company’s accomplishment of various operational, strategic and growth goals, the competitive environment, market developments and the macro-economic environment, as well as compensation of each of the NEO’s internal and external peers.

Mr. Roessner and his team of experienced executives have continued to deliver on our key business objectives, and the Board and the Compensation Committee recognized the following achievements in particular:

•	We engaged with our customers to generate 282,000 DARTs during 2018, up more than 30% from 2017 and a Company record.

•	We implemented $23.0 billion in new stock plan relationships in 2018, a Company record, which compares favorably to the $25.3 billion implemented during the four prior years combined.

•

As a result of our improved capital and cash position, the Company was able to declare its first quarterly cash dividend of $0.14 per share on our outstanding shares of common stock. The dividend was paid on November 15, 2018. On February 15, 2019, the Company paid its second quarterly common stock dividend.

•	We completed repurchases under the prior $1 billion share repurchase program and our Board authorized a new $1 billion share repurchase program.

•

We completed the acquisition of approximately one million retail brokerage accounts from Capital One for a cash purchase price of $109 million. The acquisition introduced a significant number of retail customers to our platforms and service offerings.

•	We issued $420 million of 4.50% Senior Notes due 2028 (Senior Notes) and used the net proceeds to redeem all $413 million of outstanding TRUPs during the third quarter of 2018.

•	We completed the acquisition of TCA, a leading provider of technology and custody services to RIAs for a cash purchase price of $275 million, which we rebranded E*TRADE Advisor Services.

•	We launched the E*TRADE Advisor Network, a referral program to connect retail customers with qualified RIAs, which expand our ability to retain retail customers and expand net new assets.

•	We optimized the excess capital position for E*TRADE Bank to a 7.0% Tier 1 leverage ratio threshold from the previous internal threshold of 7.5%.

Process for Determining Executive Compensation

Compensation Committee. As previously described, all members of the Compensation Committee are independent. The Compensation Committee is responsible for establishing and administering compensation programs for our senior executives, including programs for the NEOs. The Compensation Committee reviews and approves NEO compensation and, with respect to the compensation of the Executive Chairman, if any, and CEO, recommends their compensation to the independent members of the full Board for approval.

Compensation Consultants. The Compensation Committee has full authority to retain any consultants it deems appropriate. In 2018, the Compensation Committee again retained Pay Governance LLC as its outside compensation consultant to advise the Compensation Committee on matters including executive compensation practices and market compensation levels. Representatives from Pay Governance LLC attended meetings of the Compensation Committee. No services were provided by Pay Governance LLC to the Company outside of its engagement with the Compensation Committee and the Governance Committee as described above. The Compensation Committee considered all relevant factors in determining the independence of Pay Governance LLC, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, and determined no conflicts of interest existed with respect to the Committee’s compensation consultant.

Role of Management. The Compensation Committee works with management, led by the CEO, in an effort to ensure that our NEO compensation programs effectively meet the Compensation Committee’s objectives of retaining and motivating highly qualified individuals with the skills and experience necessary to achieve our key business objectives and rewarding desired performance and achievement of goals. In particular, the Compensation Committee considers the CEO’s review of the performance of our other executive officers, given his daily experience with them and particular knowledge of their roles. However, the Compensation Committee ultimately makes its own determinations regarding the form and amount of each NEO’s compensation and may accept or reject any recommendation from its consultants and management. In addition, the Executive Chairman, if any, and CEO are not present when the Compensation Committee or independent members of the full Board determine their respective compensation.

Comparative Data. To determine whether our compensation programs are competitive, the Compensation Committee considered publicly available data provided by Pay Governance LLC concerning programs and compensation levels offered by other companies as well as third party survey information in relevant markets and our industry. In particular, the Compensation Committee reviewed compensation data for the companies listed below, although it did not target a specific percentile for comparing compensation or place specific weights on the sources of pay information. Instead, it used this information as a reference point when considering whether compensation was appropriate and competitive.

The Compensation Committee conducts a thorough review of the peer comparator group each year to ensure the size, scope, performance and business focus of the peer comparator companies reflect the Company’s competitive environment. In 2018, the Compensation Committee, with assistance from Pay Governance LLC, determined it was appropriate to adjust the Company’s peer comparator group to better align the group with the Company’s business and talent need characteristics. The peer comparator group companies that we used in 2018 are as follows:

Affiliated Managers Group Inc.	Fifth Third Bank	Nasdaq, Inc.
Ameriprise Financial	Interactive Brokers Group, Inc.	Raymond James Financial, Inc.
Broadridge Financial Solutions, Inc.	Intercontinental Exchange, Inc.	SEI Investments Co.
Charles Schwab Corporation	Invesco Ltd.	Stifel Financial Corp
CME Group, Inc.	Legg Mason, Inc.	TD Ameritrade Holding Corporation
First Republic Bank	LPL Financial Holdings, Inc.	T. Rowe Price Group, Inc.

Overview of 2018 Named Executive Officer Compensation

The following chart provides a brief overview of the elements and objectives of our compensation program for our NEOs:

Compensation Component	Key Features	Objective(s)
Base Salary

• Recognizes uniqueness of our organization and structure

• Reviewed annually to reflect skills, experience and performance

• Benchmarked with reference to peer group practices

• Set with reference to competitive levels

• Help attract and retain key leadership; aligned with salary levels associated with similar experience and skills in the market • Provide competitive annual rate of fixed pay
Annual Cash Incentive Program

• Awards linked to goals for pre-tax income and specified key brokerage metrics

• Goals were approved by the Compensation Committee at the beginning of the year

• Target award opportunities set with reference to competitive levels

• Focus executives on achieving annual financial and strategic performance goals • Reward for profitability and business performance
Long-Term Equity Awards

• PSUs granted in 2018 vest and settle over three successive one-year performance periods based upon the achievement of EPS and ROE targets (1)

• RSUs vest over three years based upon continued service to the Company

• Target award opportunities set with reference to competitive levels

• Provide linkage to long-term stockholder value through a mix of performance and retention features • Mitigate risk-taking • Enhance executive ownership
Retirement Plan and Other Benefits	• NEOs participate in our employee 401(k) plan and broad-based employee benefit plans • Limited perquisites above de minimis value	• Encourage executives to save for retirement without the use of costly defined benefit plans or SERPs • Limited perquisites avoid special executive benefits

Compensation Component	Key Features	Objective(s)
Stock Ownership and Retention	• Meaningful ownership requirements: – Executive Chairman & CEO: 6x base salary – NEOs: 4x base salary • Retention of 50% of after-tax value of stock until guideline is met	• Require meaningful ownership of Company stock to ensure alignment with stockholder investment performance
Other Compensation Components

• Clawback policy

• No single-trigger severance upon a Change-In-Control (“CIC”)

• No 280G gross-ups on CIC benefits

• No excessive severance benefits

• No hedging/pledging involving Company securities

• Apply good compensation governance practices

(1)

Beginning with grants made in 2019, PSUs will vest and settle over a single three-year performance period based upon the achievement of a cumulative EPS target over the three-year period and return on the average ROE metric over the three-year period.

The total target compensation for 2018 for our NEOs, including each element of compensation and changes in particular elements with respect to certain individuals from 2018, are described below.

At least once a year, the Compensation Committee reviews “tally sheets” for each of the NEOs. These tally sheets are prepared by Pay Governance LLC, the Compensation Committee’s independent compensation consultant, and quantify the elements of each NEO’s total compensation, including potential total annual compensation at different performance levels and the value of outstanding equity awards. The Compensation Committee did not recommend specific changes for NEOs’ fiscal 2018 compensation based on this particular review, although it uses the tally sheet information as a resource when considering executive compensation matters.

The differences in pay among NEOs is a result of the Compensation Committee’s review of each NEO’s position and level of authority within the Company, experience, unique skill sets, significant achievements, competitive level of total compensation as compared with internal and external peers and/or individual negotiations in connection with accepting employment with the Company. The Compensation Committee also considers compensation of our NEOs in light of changes in roles and responsibilities. The Compensation Committee does not place a specific weight or emphasis on any of these factors.

2018 Performance Metrics. Our business strategy for 2018 was to accelerate the growth of our core brokerage business and to generate robust earnings growth and healthy returns on capital. Accordingly, our incentive compensation program focused on these areas, but included a significant element associated with strategic and qualitative performance.

The cash bonuses awarded to NEOs for 2018 performance were based 70% on the Company’s pre-tax income for the year and 30% on the achievement of specified quantitative key brokerage metrics, including net new brokerage accounts, net new brokerage assets, margin contribution, daily average revenue trades, managed products and derivative mix. In addition, the Compensation Committee had discretion to adjust the overall cash bonus pool amount upward or downward by 20%. For purposes of the annual cash incentive plan, pre-tax income excludes certain costs relating to regulatory, structural, legal and compliance, executive severance, business disruption, strategic investments and legacy provision (benefit) for loan losses.

The PSUs granted to NEOs for 2018 performance were based 50% on consolidated EPS targets relating to 2018 and 50% on ROE targets relating to 2018. In addition, the Compensation Committee had discretion to adjust the overall performance factors downward by 20%.

For additional information regarding the annual cash bonuses paid to the NEOs in early 2019 for 2018 performance and the vesting and settlement of the PSUs that were granted with respect to 2018 performance, please see pages 29 through 30 of this Proxy Statement.

Determination of Compensation Levels for our NEOs

Compensation of Our Former Executive Chairman. Mr. Lawson was appointed as our Executive Chairman on September 12, 2016. In connection with his appointment as our Executive Chairman, Mr. Lawson entered into an employment agreement with us (the “Lawson Agreement”), which remained in effect until his service as our Executive Chairman ceased on December 31, 2018 and Mr. Lawson resumed his position as our non-executive Chair of the Board effective January 1, 2019.

The Lawson Agreement provided that Mr. Lawson would receive an annual base salary of $850,000. The Lawson Agreement further provided that Mr. Lawson was eligible to receive an annual cash performance bonus for each of 2017 and 2018 with a target of $1,650,000. Mr. Lawson was also eligible to receive an annual equity compensation award for each of 2017 and 2018 with a target of $1,500,000 in the form of PSUs and $1,000,000 in the form of RSUs.

Compensation of Our CEO. Mr. Roessner entered into an employment agreement with us originally effective September 12, 2016 and later amended effective February 16, 2017, February 9, 2018 and February 8, 2019 (collectively, the “Roessner Agreement”). The Roessner Agreement is scheduled to remain in effect until December 31, 2019.

In 2018, Mr. Roessner’s annual base salary was $1,000,000, his annual cash performance bonus target was $2,000,000 and his annual equity compensation was $3,000,000 ($1,500,000 in the form of PSUs and $1,500,000 in the form of RSUs). For 2019, Mr. Roessner’s annual cash performance bonus target increased to $2,500,000, representing an increase of $500,000 over Mr. Roessner’s 2018 cash performance bonus target, and his annual equity compensation increased to $4,500,000 ($2,250,000 in the form of PSUs and $2,250,000 in the form of RSUs). The 2019 increases to Mr. Roessner’s annual cash performance bonus target and annual equity compensation were made to reflect his increased responsibilities in his role as the Chief Executive Officer of the Company following Mr. Lawson’s transition to serving as a non-executive Chair of the Board and to better align his compensation with his external peer group.

Compensation of Our Current Chief Financial Officer. In connection with Mr. Turner’s appointment on December 3, 2018 as the Company’s Chief Financial Officer, the Compensation Committee approved an annual base salary of $500,000, an annual cash performance bonus target of $550,000 and an annual equity compensation award target of $1,050,000 (in the form of RSUs). In February 2019, prior to granting the RSUs to Mr. Turner, the Compensation Committee revised Mr. Turner’s equity compensation terms with respect to 2019 performance. As a result, Mr. Turner received annual equity compensation in the amount of $525,000 in the form of PSUs and is eligible to receive a grant of RSUs in early 2020 with a target value of $525,000 in respect of 2019 performance.

Compensation of Our Former Chief Financial Officer and Current Executive Vice President, Chief Operating Officer. Mr. Pizzi entered into an employment agreement with us effective February 14, 2017 (the “Original Pizzi Agreement”), which had an initial term that remained in effect until December 31, 2017 and thereafter automatically renewed for additional one-year periods until it was replaced by a new employment agreement effective December 3, 2018 (the “New Pizzi Agreement”). The New Pizzi Agreement has an initial term to remain in effect until December 31, 2019 and thereafter automatically renews for additional one-year periods unless terminated.

The Original Pizzi Agreement provided that Mr. Pizzi would receive an annual base salary of $600,000. During 2018, Mr. Pizzi’s annual cash performance bonus target was $1,300,000 and his annual equity compensation awards were $1,800,000 ($900,000 in the form of PSUs and $900,000 in the form of RSUs). In addition, upon his appointment as Chief Operating Officer on September 21, 2018, Mr. Pizzi was granted an award of RSUs having a grant date fair market value of $500,000.

The New Pizzi Agreement provides that Mr. Pizzi’s annual base salary is increased to $700,000 for 2019. Mr. Pizzi will be eligible to receive an annual cash performance bonus for 2019 with a target of $1,600,000, representing an increase of $300,000 over Mr. Pizzi’s 2018 cash performance bonus target, and is eligible to receive equity compensation awards from time to time at the discretion of the Company’s Board of Directors or its designee. For 2019, Mr. Pizzi’s annual equity compensation awards increased to $2,700,000 ($1,350,000 in the form of PSUs and $1,350,000 in the form of RSUs). The 2019 increases to Mr. Pizzi’s annual salary, annual cash performance bonus target and annual equity compensation awards were made to better align his compensation with his expanded role and responsibilities as the Company’s Chief Operating Officer having, in addition to the finance functions, additional responsibilities over the operations and technology organizations within the Company.

Compensation of our Former Chief Brokerage Officer and Current Executive Vice President, Institutional and Vice Chairman of the Executive Committee. Mr. Curcio entered into an employment agreement with us effective February 15, 2017, as amended on March 7, 2019 (the “Curcio Agreement”), which will remain in effect until December 31, 2019 and thereafter automatically renews for additional one-year periods unless terminated in accordance with the provisions of the Curcio Agreement. The Curcio Agreement provides that Mr. Curcio will receive an annual base salary of $600,000, and that he is eligible to receive an annual cash performance bonus and equity compensation awards from time to time at the discretion of the Company’s Board of Directors or its designee. For 2018, Mr. Curcio’s annual cash performance bonus target was $1,300,000 and his annual equity compensation awards were $1,800,000 ($900,000 in the form of PSUs and $900,000 in the form of RSUs), which the Compensation Committee believes aligns his compensation with that of his external peer group and recognizes his responsibility in leading the achievement of record breaking metrics in the brokerage business.

Base Salary

The annual base salary payable to each of our NEOs was set at a level that is reflective of the NEO’s position within the Company, experience, unique skills, internal peer and external peer group salaries, and individual negotiations undertaken during the hiring process. We strive to set base salaries for each of our NEOs at levels that are competitive with those paid to similarly situated executives at our peer companies. For 2018, the Compensation Committee made no significant changes to the base salaries of our NEOs.

Annual Cash Incentive Program

Annual Cash Incentive Awards. This cash-based element of compensation provides NEOs with an incentive and a reward for achieving meaningful near-term performance objectives that the Compensation Committee believes will lead to sustainable long-term performance. The Compensation Committee believes that it is important to rigorously assess achievement of our performance goals in determining whether and how much to pay in cash bonuses, but that it is also important to retain a degree of flexibility given the nature of our business. The target amount for each of our NEOs was set at a level that is reflective of each individual’s position within the Company, the importance of the various business areas or functions overseen to the Company’s strategy and success and each individual’s overall compensation.

Cash Awards for 2018 Performance. In 2018, the Compensation Committee established target cash bonus awards for each of our NEOs, in the amounts set forth in the “Grants of Plan-Based Awards” table, for which the actual payout amounts would depend on the Compensation Committee’s review of our 2018 performance against the performance criteria described below. In early 2019, after reviewing both our financial and strategic performance, the Compensation Committee approved a total bonus pool based on the factors described below and then determined appropriate individual payments. In determining the total bonus pool for 2018, the Compensation Committee determined that (i) the pre-tax income of the Company, which generally accounts for 70% of the bonus pool, was above budget; and (ii) the Company’s key brokerage metrics on an aggregate basis, which generally account for 30% of the bonus pool, and included out-performance with respect to generating net new brokerage accounts, margin contribution and daily average revenue trades, were also above budget. The achievement of these pre-established performance criteria resulted in a bonus pool that was equal to 122.4% of the accrued target budget. The Compensation Committee applied negative discretion to exclude the impact of the unbudgeted increases to the Federal Funds Rate reducing the bonus pool to a total of 115.3% of the accrued target budget.

Individual Cash Bonus Payouts. In determining the individual NEO payments from this bonus pool, the Board (with respect to the former Executive Chairman and CEO) and the Compensation Committee primarily considered which business areas were most successful and their importance to our strategy and successes, together with its view of leadership and effort by each individual officer and each individual’s overall compensation. As further described below, this resulted in each of Messrs. Lawson, Roessner, Turner, Pizzi, and Curcio receiving payments of $1,650,000, $2,250,000, $550,000, $1,600,000 and $1,500,000 respectively. In paying cash bonuses at or above target, the Board (with respect to the former Executive Chairman and CEO) and the Compensation Committee sought to recognize the achievements of the Company during the year and continue to emphasize its objective to pay for performance.

Given our strong financial and operational results in 2018, all bonus payouts to NEOs who were eligible to receive a bonus with respect to 2018 were at or above target. However, the Board (with respect to the former Executive Chairman and CEO) and the Compensation Committee approved slightly different allocations (as a percentage of targets) due to the particular responsibilities and roles of each individual NEO. Mr. Lawson received 100% of target in line with his employment agreement. Mr. Roessner received 113% of target in recognition of the Company’s strong financial results, his responsibility for all of the Company’s business units and functions, his leadership of the executive management team and positioning the Company for accelerated growth. Mr. Turner received 138% of target in recognition of his contributions to the Company’s finance functions, leadership and strategic positioning, and his increased responsibilities as CFO of the Company. Mr. Pizzi received 123% of target in recognition of his leadership in significant efforts that contributed to the Company’s strategic plan and financial results, including the execution against our ambitious capital plan which included the completion of a $1 billion share repurchase program, the launch of the new $1 billion share repurchase program, the Company’s issuance of $420 million of 4.50% Senior Notes, the proceeds of which were used to redeem all of our outstanding TRUPs, and his leadership in completing the acquisitions of TCA and the Capital One accounts. Mr. Curcio received 115% of target in recognition of his efforts in leading the brokerage business growth goals in a period during which the Company set numerous brokerage records and was a key leader through a time when the Company achieved exceptional year-over-year growth.

Equity Compensation

Long-Term Incentive Compensation Practices for 2018. We generally grant each of our NEOs an equal mix of both performance-vesting PSUs and time-vesting RSUs. The Compensation Committee believes that awarding an equal mix of time-vesting equity awards and performance-vesting equity awards based on pre-established goals achieves a balance in our equity-based compensation program and serves to further align the interests of our NEOs and our stockholders because the time-vesting RSU grants will continue to provide retention value, while the PSU grants help to further ensure a strong pay-for-performance alignment of our compensation program with stockholder interests and will further motivate our NEOs to strive to achieve our key business and strategic objectives. The target amount for each of our NEOs was set at a level that is reflective of each individual’s position within the Company, the importance of the various business areas or functions overseen to the Company’s strategy and success and each individual’s overall compensation.

PSU Grants Relating to 2018 Performance. The PSUs that were granted to our NEOs in 2018 are subject to vesting over three successive one-year performance periods, with one-third of the PSUs relating to performance goals with respect to each of 2018, 2019 and 2020. In addition, Messrs. Lawson, Roessner, Pizzi and Curcio were each granted PSUs in 2017, of which a total of one-third were subject to vesting over a one-year performance period relating to 2018 and Messrs. Roessner and Pizzi were each granted PSUs in 2016, of which a total of one-third were subject to vesting over a one-year performance period relating to 2018 performance goals. Accordingly, for Messrs. Roessner and Pizzi, a total of one-third of the PSUs granted in 2016, a total of one-third of the PSUs granted in 2017 and a total of one-third of the PSUs granted in 2018 were subject to vesting based on performance goals relating to 2018. For Messrs. Lawson and Curcio, one-third of the PSUs granted in 2017 and one-third of the PSUs granted in 2018 were subject to vesting based on performance goals relating to 2018. Due to the timing of Mr. Turner’s appointment as Chief Financial Officer, the Compensation Committee did not approve a grant of PSUs to Mr. Turner in respect of 2018 performance.

The performance goals that apply to the PSUs that were subject to vesting based on 2018 performance (the “2018 PSUs”) were established at the beginning of 2018. One-half of the 2018 PSUs were subject to the Company’s achievement in 2018 of EPS targets, and the other one-half of the 2018 PSUs were subject to ROE targets. In February 2019, the Compensation Committee reviewed 2018 performance relative to the pre-established goals and, based on that performance, confirmed that the Company had achieved 156.0% of overall target performance with respect to the 2018 PSUs and applied negative discretion to exclude the impact of the unbudgeted increases to the Federal Funds Rate reducing the payout factor to 136.3%.

RSU Grants Made in 2018. The RSUs granted to our NEOs in 2018 vest annually over three years, subject to the NEO’s continued service to the Company.

RSU Grants Relating to Prior Performance. In February 2019, the Compensation Committee granted Mr. Lawson an RSU award with a grant date fair market value of $1,000,000 in recognition of his leadership over the strategic direction of the Company during a period of invigorated growth, strong financial results and meaningful shareholder returns. In addition, the Compensation Committee granted Mr. Pizzi an RSU award relating to 2018 performance with a grant date fair market value of $250,000. These RSU grants will vest ratably over three years, subject to each NEO’s continued service to the Company. Because these awards were made in 2019, SEC disclosure rules require that they not be reflected in the “Summary Compensation Table” or “Grants of Plan-Based Awards” table below. We are describing these grants in this “Compensation Discussion and Analysis” because they were made to Messrs. Lawson and Pizzi in recognition of their significant contributions to the Company’s success in 2018.

Equity Ownership Policy for NEOs

The Compensation Committee believes that requiring significant stock ownership by our NEOs further aligns their interests with those of our stockholders. Under our Equity Ownership Policy in 2018:

•

The former Executive Chairman and the CEO were each expected to beneficially own shares of our common stock with a market value equal to at least six times his base salary (as adjusted from time to time).

•

Each of the other NEOs (as well as certain other employees of the Company) were expected to beneficially own shares of our Common Stock with a market value equal to at least four times his or her base salary (as adjusted from time to time).

•

Until an NEO (as well as certain other employees of the Company) has met this equity ownership guideline, he or she is required to hold 50% of all after-tax shares remaining from the vesting of RSU and PSU awards and 50% of all after-tax shares remaining from the exercise of vested stock options until such time as the NEO meets the applicable threshold.

For purposes of the Equity Ownership Policy described above, an NEO’s shareholdings include, in addition to shares held outright, any unvested RSUs that vest subject to the NEO’s continued service to the Company. The value of each RSU is treated the same as a share of the Company’s Common Stock.

The Compensation Committee periodically reviews compliance with these ownership requirements. As of December 31, 2018, all of our NEOs were in compliance with the Equity Ownership Policy.

Recoupment Policy

Our Incentive Compensation Recoupment Policy is applicable to all NEOs and certain other employees. If the Compensation Committee determines that incentive compensation was overpaid as a result of a restatement of our reported financial results or any inaccurate data used to calculate such compensation, the Compensation Committee will review the cash bonus and long-term incentive plan awards granted, vested or accrued and determine the amount and kind of the overpayment. To the extent practicable, in the best interests of stockholders, and as permitted by applicable law, the Compensation Committee will seek to recover or cancel any such overpayments. The Compensation Committee may make determinations of overpayment at any time through the date the Company files its audited consolidated financial statements for the fiscal year that follows the year for which the inaccurate performance criteria were measured. However, if the Compensation Committee determines that any person purposefully provided inaccurate information or otherwise was culpable in the inaccuracy of the performance metrics, the Compensation Committee is entitled to determine that the overpayment with respect to such person is the entire amount of the bonus or other incentive payment or equity awarded for the applicable year, and without regard to when the event occurred.

Benefits in Connection with Termination of Employment Relating to Change in Control

As described in detail (including a quantification of potential benefits) under “Potential Payments on Termination or Change in Control” below, we have entered into agreements with Messrs. Lawson, Roessner, Pizzi and Curcio providing for severance benefits, including enhanced severance benefits in connection with certain qualifying terminations of employment in connection with a change in control, as well as certain other benefits outside of a change in control. We have also agreed to certain provisions with Mr. Turner providing for severance benefits in connection with certain qualifying terminations of employment in connection with a change in control. The Compensation Committee periodically reviews these arrangements and considers the costs and benefits, but believes they are appropriate to help alleviate any uncertainty and concern these individuals may have over being terminated and therefore help to ensure that they remain focused solely on their duties. The Compensation Committee balances the potential costs of these arrangements with the need to retain these individuals in a market for top executive candidates that has become increasingly competitive. Our arrangements with these individuals do not provide for tax gross-ups, including with respect to any excise taxes resulting from Section 280G of the Internal Revenue Code.

Other Benefit Plans and Perquisites

We do not offer a defined benefit pension plan or “SERP” for our executives and only provide matching contributions to our 401(k) plan, which are made for NEOs in the same manner as for our other employees.

We offer a non-qualified deferred compensation plan for our NEOs, but the amounts in a participating executive’s plan account consist solely of the deferred compensation portion of his or her salary or cash incentive payments (as elected by the executive) and the market return on the deferred amounts, and we do not provide matching contributions or guaranteed returns. We have retained life insurance policies to support the payment of obligations under this plan.

Our philosophy is to provide minimal perquisites. We only provide NEOs with an “umbrella” liability insurance policy, providing for insurance coverage for the executive beyond what the executive has retained on his or her own behalf, with a cost per individual of less than $5,000 per year. Beyond this, there are no perquisites offered to our NEOs with anything other than a de minimis value.

Anti-Pledging and Hedging Policy

The Company’s policies prohibit executive officers and other employees from engaging in hedging transactions involving the Company’s securities. This prohibition extends to short selling and trading in derivatives with respect to the Company’s securities. The Company’s securities are non-marginable for employees, including executive officers. The Equity Ownership Policy also prohibits executive officers from pledging shares of the Company’s common stock.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct for federal income tax purposes.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) and, among other things, eliminated the previously applicable performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million is generally nondeductible, whether or not it is performance-based.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not subsequently materially modified. However, in order to maintain flexibility in compensating executive officers in accordance with the considerations described in this “Compensation Discussion and Analysis,” the Compensation Committee will not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Committee determines that doing so is in the best interests of the Company.

Compensation Risk Assessment

During 2018, the Compensation Committee considered the risk profile of our compensation programs, including a review of both executive and non-executive compensation in a series of meetings with Pay Governance LLC, its independent compensation consultant, and members of our Legal, Human Resources and Risk teams. In particular, the Compensation Committee requested that Pay Governance LLC review all of our incentive plans. We may periodically adjust individual plans in response to this review to ensure that the plans do not pose a material risk to the Company. We believe the compensation program for our NEOs supports long-term growth and does not encourage excessive risk-taking because of the following features, as further described in this “Compensation Discussion and Analysis”:

•	The balance between fixed and variable pay;

•	Formulaic funding mechanisms and thresholds;

•	The aggregate bonus pool funding is capped;

•	We grant RSU awards with long-term vesting criteria, which we believe prevents a focus on a short-term run-up in our stock price;

•	EPS governs a portion of the PSU awards, meaning NEOs’ goals are directly aligned with the profitability of the Company and the successful execution of our capital plan;

•	Our Equity Ownership Policy, as further described above, discourages the short-term gain our NEOs could realize if permitted to sell a large portion of their holdings;

•

Incentive compensation for NEOs depends on balanced use of multiple performance metrics, including pre-established financial performance and business objectives, to avoid placing an undue weight on any particular measure, and assessments by the Compensation Committee of the quantitative and qualitative performance at the business and individual level;

•	Use of discretion is permitted to allow for the application of informed judgment rather than basing payouts solely on quantitative allocations;

•	Defined governance structure and policies to ensure proper protocols are in place for incentive compensation plan review and administration; and

•	We maintain an incentive compensation recoupment policy.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee reviewed and discussed this “Compensation Discussion and Analysis” set forth in this Proxy Statement with management. Based on the above-mentioned review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Rebecca Saeger, Chair

Richard J. Carbone

James P. Healy

Kevin T. Kabat

Joshua A. Weinreich

Compensation Committee Interlocks and Insider Participation

As discussed above, at various times during 2018, Ms. Saeger and Messrs. Carbone, Healy, Kabat, Kanner, Stern and Weinreich served on the Compensation Committee. None of these individuals was at any time during 2018, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

The following table shows the annual and long-term compensation paid or accrued to the Company’s named executive officers, which consist of its former Executive Chairman, its Chief Executive Officer, its Chief Financial Officer, its Executive Vice President, Chief Operating Officer and its Executive Vice President, Institutional and Vice Chairman of the Executive Committee.

Name & Position	Year	Salary	Stock Awards (1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation
Rodger A. Lawson (4)	2018	$850,000	$2,499,943		$1,650,000	$23,420	$5,023,363

Former Executive Chairman	2017	$850,000	$2,499,935		$1,650,000	$11,865	$5,011,800
	2016	$228,846	$904,983		$500,000	$328,773	$1,962,602

Karl A. Roessner (5)	2018	$976,923	$2,999,970		$2,250,000	$26,205	$6,253,098

Chief Executive Officer	2017	$850,000	$2,399,991		$2,500,000	$12,608	$5,762,599
	2016	$813,462	$2,649,973		$1,100,000	$11,699	$4,575,134

Chad E. Turner (6)	2018	$307,692	$349,975		$550,000	$16,755	$1,224,422

Chief Financial Officer

Michael A. Pizzi	2018	$600,000	$2,499,894		$1,600,000	$23,523	$4,723,417

Executive Vice President,	2017	$600,000	$1,599,947		$1,600,000	$12,390	$3,812,337

Chief Operating Officer	2016	$584,615	$1,399,983		$1,000,000	$11,467	$2,996,065

Michael J. Curcio	2018	$600,000	$1,999,915		$1,500,000	$33,582	$4,133,497

Executive Vice President, Institutional and Vice Chairman of the Executive Committee	2017	$576,923	$1,599,947		$1,600,000	$12,520	$3,789,390
	2016	$184,231	$7,676,361	(7)	$875,184	$2,000	$8,737,776

(1)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For grants made in 2018, the stock awards reported in this column were in the amounts set forth in the “Grants of Plan Based Awards” table below. The fair market value of the Common Stock (based on the average of the high and low sale prices) was $48.655 per share for awards granted on February 9, 2018 and $55.51 per share for awards granted on September 21, 2018. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. For additional information, including PSU awards at target and maximum performance on a per executive basis, refer to the “Grants of Plan-Based Awards Table,” below.

(2)	Non-equity incentive plan compensation reported for the applicable year was based on performance in that year, but paid in February of the following year.

(3)

The amounts set forth in this column for 2018 represent, as applicable, (i) Company contributions to the Company’s 401(k) plan in the amount of $13,750 for each NEO, (ii) the cost of Company-provided umbrella liability insurance, and (iii) the value of DEUs awarded in connection with each NEO’s unvested RSUs. In accordance with SEC rules, the compensation described in this table does not include medical, disability or group life insurance received by the NEOs that are available generally to all salaried employees of the Company.

(4)

Mr. Lawson served as the Company’s Non-Executive Chairman in 2016 until he was appointed as Executive Chairman of the Company effective September 12, 2016. Mr. Lawson served as the Company’s Executive Chairman until December 31, 2018.

(5)	Mr. Roessner served as the Company’s General Counsel in 2016 until he was appointed as Chief Executive Officer of the Company effective September 12, 2016.

(6)	Mr. Turner was appointed as Chief Financial Officer of the Company effective December 3, 2018.

(7)

The amount set forth in this column for year 2016 represents, in connection with our acquisition of OptionsHouse, a one-time equity award grant to Mr. Curcio consisting of RSUs, which approximated the unvested portion of a profit sharing plan award from his prior employer. The award vests ratably on each of the first three anniversaries of the grant date.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Dollars expressed in thousands and rounded to the nearest thousand) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($) (2)
Name	Grant Date	Threshold ($) (3)	Target ($) (3)	Maximum ($) (3)	Threshold (#)	Target (#)	Maximum (#) (4)
Rodger A. Lawson	2/9/2018	825	1,650	2,475		30,829	61,658	20,552	2,499,943

Karl A. Roessner	2/9/2018	1,000	2,000	3,000		30,829	61,658	30,829	2,999,970

Chad E. Turner	2/9/2018	200	400	600		—	—	7,193	349,975

Michael A. Pizzi	2/9/2018	650	1,300	1,950		18,497	36,994	18,497	1,799,943

	2/9/2018							4,110	199,972

	9/21/2018							9,007	499,979

Michael J. Curcio	2/9/2018	650	1,300	1,950		18,497	36,994	18,497	1,799,943

	2/9/2018							4,110	199,972

(1)

Amounts listed in these columns do not represent amounts actually paid or that may be paid in the future. Rather, these amounts are the target award opportunities that were established under the Company’s non-equity compensation plan for 2018 as discussed in the “Compensation Discussion and Analysis,” above. Payments actually made for these opportunities in February 2019 for 2018 performance are listed in the “2018 Summary Compensation Table” above under the “Non-Equity Incentive Plan Compensation” column for 2018.

(2)

Amounts reported in this column constitute the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value of PSUs included in this column assumes a payout at the target performance level. These amounts are also disclosed in the “Stock Awards” column in the “2018 Summary Compensation Table” above.

(3)

The Company’s practice under its current plan is to pay its NEOs a non-equity incentive award in an amount that is at least equal to the threshold amount if performance goals are achieved but does not exceed the maximum amount.

(4)

The grant date fair value of the PSUs assuming the maximum level of performance is achieved is equal to $2,999,970 for each of Messrs. Lawson and Roessner, and $1,799,943 for each of Messrs. Pizzi and Curcio.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Option Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Rodger A. Lawson				3,756	164,813	9/12/2016
				19,114	838,722	2/3/2017
				20,607	904,235	2/9/2018
						2/3/2017	28,672	1,258,127
						2/9/2018	30,912	1,356,419

Karl A. Roessner				15,208	667,327	2/5/2016
				12,519	549,334	9/12/2016
				22,938	1,006,519	2/3/2017
				30,912	1,356,419	2/9/2018
						2/5/2016	8,690	381,317
						2/3/2017	22,938	1,006,519
						2/9/2018	30,912	1,356,419

Chad E. Turner				2,171	95,263	2/5/2016
				2,866	125,760	2/3/2017
				3,822	167,709	2/3/2017
				7,212	316,463	2/9/2018

Michael A. Pizzi				15,497	680,008	2/5/2016
				15,291	670,969	2/3/2017
				18,547	813,842	2/9/2018
				4,121	180,829	2/9/2018
				9,031	396,280	9/21/2018
						2/5/2016	4,779	209,703
						2/3/2017	15,291	670,969
						2/9/2018	18,547	813,842

Michael J. Curcio				96,112	4,217,395	9/12/2016
				15,291	670,969	2/3/2017
				18,547	813,842	2/9/2018
				4,121	180,829	2/9/2018
						2/3/2017	15,291	670,969
						2/9/2018	18,547	813,842

(1)	All unvested RSU awards, including DEUs awarded with respect thereto, vest equally on an annual basis over a three-year period measured from the original date of grant of the underlying award.

(2)

The market value of unvested and unearned stock awards, including DEUs awarded with respect thereto, is based on an assumed price of $43.88 per share, which was the closing price of our Common Stock on December 31, 2018.

(3)

Represents the number of shares the NEO may receive under PSU awards, including DEUs that would be awarded with respect thereto, assuming achievement of the applicable performance measures at the target performance level. The PSU awards granted in 2016 for all NEOs vest and settle at the conclusion of three one-year performance periods ending on December 31 of each of 2016, 2017 and 2018, respectively. The PSU awards granted in 2017 for all NEOs vest and settle at the conclusion of three one-year performance periods ending on December 31 of each of 2017, 2018 and 2019, respectively. The PSU awards granted in 2018 for all NEOs vest and settle at the conclusion of three one-year performance periods ending on December 31 of each of 2018, 2019 and 2020, respectively.

OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options during 2018 by our NEOs and vesting of other stock awards held by our NEOs during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Rodger A. Lawson	—	—	39,370	2,067,797
Karl A. Roessner	4,837	166,226	101,773	5,285,422
Chad E. Turner	—	—	6,800	355,190
Michael A. Pizzi	11,727	404,151	63,130	3,260,377
Michael J. Curcio	—	—	117,395	6,292,561

(1)	Number of Shares acquired upon vesting of our Stock Awards includes DEUs awarded with respect thereto.

(2)

Aggregate value realized upon vesting of our Stock Awards, including DEUs awarded with respect thereto, is based on the fair market value of our Common Stock (using the average of the high and low sale prices) on the vesting date. With respect to Option Awards, the value realized is calculated by subtracting the exercise price from the sale price.

PENSION BENEFITS AND DEFERRED COMPENSATION

We do not offer a defined benefit retirement plan to any of our employees, including our NEOs.

Although we have a non-qualified deferred compensation plan, during the fiscal year ended December 31, 2018, none of our NEOs elected to contribute to this plan and there were no aggregate withdrawals, distributions or balances as of December 31, 2018 with respect to any of our NEOs.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Agreements with Named Executive Officers

Under the terms of their employment agreements and equity award agreements in effect as of December 31, 2018, each NEO (other than Messrs. Lawson and Turner) is entitled to severance benefits in the event of (i) an involuntary termination of the NEO’s employment without “Cause” (as defined in the employment agreement) or (ii) a voluntary termination of the NEO’s employment due to an event of “Good Reason,” in each case subject to the NEO signing a release of claims in favor of the Company. The term “Good Reason” is defined in the applicable agreement, but generally includes such events as a material decrease in compensation; a material, adverse change in the NEO’s title, authority, responsibilities or duties; relocation; or a material breach by the Company of the agreement. If the termination occurs in anticipation of, or within two years following, a change in control (which we refer to as a “CIC Termination” below), the severance benefits are increased, as described below.

The severance benefits for our NEOs (other than Messrs. Lawson and Turner) include:

•	A lump sum payment equal to one times (or two times upon a CIC Termination) the sum of the NEO’s base salary and target cash bonus;

•	A pro-rated annual cash bonus for the year of the termination based on our actual achievement of the applicable performance objectives for the full year;

•	Reimbursement of medical coverage for up to 12 months following termination of employment (or up to 24 months following a CIC Termination) for applicable NEOs except for our CEO;

•	Continued medical coverage for up to 24 months following termination of employment or following a CIC Termination for our CEO;

•	Continued vesting of time-based equity awards upon a termination that does not qualify as a CIC Termination, subject to the NEO’s compliance with certain covenants;

•	Immediate vesting of time-based equity awards upon a CIC Termination;

•	Continued vesting and settlement of then outstanding and not vested PSUs at the Company’s actual performance level upon a termination that does not qualify as a CIC Termination; and

•	Vesting and settlement of PSUs for the 2018, 2019 and 2020 performance periods at 100% of respective target performance level upon a CIC Termination.

Under the terms of certain change in control provisions agreed upon between us and Mr. Turner, his severance benefits in the case of a CIC Termination without Cause, including an event of Good Reason (as defined above) include:

•	A lump sum payment equal to two times the sum of the Mr. Turner’s base salary and target cash bonus;

•	A pro-rated annual cash bonus for the year of the termination based on our actual achievement of the applicable performance objectives for the full year;

•	Reimbursement of medical coverage for up to 24 months following termination of employment; and

•	Immediate vesting of time-based equity awards.

As noted above, Mr. Lawson served as the Company’s Executive Chairman pursuant to the Lawson Agreement until December 31, 2018. Mr. Lawson did not receive any severance benefits.

In addition, under our standard forms of equity award agreements for awards granted in 2018, the NEOs, or their estate, as applicable, are entitled to receive the accelerated vesting of certain equity awards in the event of the NEO’s death or disability. Under their employment agreements, our NEOs (other than Messrs. Lawson and Turner) are also entitled to the payment of a pro-rata portion of the NEO’s annual cash bonus in the event of the NEO’s death or disability.

The following table shows the estimated value of benefits under each of the above scenarios, assuming the specified event occurred on December 31, 2018.

Name Event of Termination	Cash Payment		Accelerated Vesting of Equity (1)	Benefits (2)	Total (3)

Rodger A. Lawson (4)	$—		$—	$—	$—

Karl A. Roessner

Involuntary Termination	$5,000,000	(5)	$6,323,854	$33,614	$11,357,468

CIC Termination	$8,000,000	(6)	$6,323,854	$33,614	$14,357,468

Death/Disability	$2,000,000	(7)	$6,323,854	$—	$8,323,854

Chad E. Turner

Involuntary Termination (8)	$—		$—	$—	$—

CIC Termination	$2,200,000	(6)	$705,195	$34,497	$2,939,692

Death/Disability	$—		$705,195	$—	$705,195

Michael A. Pizzi

Involuntary Termination	$3,200,000	(5)	$4,436,444	$17,668	$7,654,112

CIC Termination	$5,100,000	(6)	$4,436,444	$35,337	$9,571,781

Death/Disability	$1,300,000	(7)	$4,436,444	$—	$5,736,444

Michael J. Curcio

Involuntary Termination	$3,200,000	(5)	$7,367,847	$16,748	$10,584,595

CIC Termination	$5,100,000	(6)	$7,367,847	$33,497	$12,501,344

Death/Disability	$1,300,000	(7)	$7,367,847	$—	$8,667,847

(1)

The market value of any equity awards that would vest on each event is based on an assumed price of $43.88 per share, which was the closing price of our Common Stock on December 31, 2018, which was the last trading day in 2018. Amounts included in this column reflect the value of time-based equity awards and PSUs which would: (a) immediately vest upon a CIC Termination or Death/Disability; and (b) continue to vest subject to compliance with certain covenants upon an involuntary termination.

(2)

Consists of continued medical coverage for 12 months following involuntary termination for Messrs. Pizzi and Curcio and 24 months following a CIC Termination for Messrs. Turner, Pizzi and Curcio, and continued medical coverage for 24 months following involuntary termination or a CIC Termination for Mr. Roessner. Assumes a per month cost of $1,401 for Mr. Roessner, $1,437 for Mr. Turner, $1,472 for Mr. Pizzi and $1,396 for Mr. Curcio.

(3)	Amounts listed in this column may be subject to reduction under Sections 280G and 4999 of the Internal Revenue Code.

(4)	Mr. Lawson did not receive any severance payments or benefits as a result of the conclusion of his service as Executive Chairman effective December 31, 2018.

(5)	For Messrs. Roessner, Pizzi, and Curcio, represents one times the sum of salary and target bonus, plus pro-rated annual cash bonus for the year of termination.

(6)	For Messrs. Roessner, Turner, Pizzi, and Curcio, represents two times the sum of salary and target bonus, plus pro-rated annual cash bonus for the year of termination.

(7)

Consists of pro-rated target cash bonus for the year of termination. Because this scenario presumes the triggering event occurred on December 31, 2018, the pro-rated value is 100% of the target bonus for 2018.

(8)

In accordance with SEC rules, the table does not include severance benefits to which Mr. Turner is entitled based on a severance plan that is generally available to all salaried employees of the Company.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2018, regarding our equity compensation plans:

	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	2,221,490	$14.35	7,970,839
Equity compensation plans not approved by stockholders	—	—	—

Total	2,221,490	$14.35	7,970,839

(1)	Includes stock options, RSUs, and PSUs (at maximum performance level) but not restricted shares.
(2)	Excludes RSUs, PSUs and restricted stock, which have no exercise price.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company determined that the annual total compensation paid to our Chief Executive Officer in respect of 2018 was approximately 61 times the annual total compensation of the median employee (other than our Chief Executive Officer) in respect of 2018.

For purposes of the pay ratio calculation, as there has been no change in the employee population or compensation arrangements that would significantly impact the required pay ratio disclosure and there has not been a significant change in the original median employee’s circumstances, we have used the same median employee identified last year. As permitted by Item 402(u) of Regulation S-K, this year we excluded 181 individuals that became employees as a result of our acquisition of TCA during 2018 because their legacy compensation arrangements, which are no longer in place, differed from the remainder of our employee population.

We originally identified the median employee by examining the 2017 total compensation for all individuals, excluding our Chief Executive Officer, who were employed by us on October 1, 2017. We included all employees, whether employed on a full-time or part-time basis, excluding contingent and outsourced employees, consultants and interns. To calculate the annual total compensation for each employee we included all compensation earned by the employee for 2017, including, salary, bonus, equity compensation and Company 401(k) contribution, as applicable. During 2018, the median employee’s annual total compensation (other than our Chief Executive Officer) was $102,732. The annual total compensation of our Chief Executive Officer is set forth in the 2018 Summary Compensation Table on page 34 of this Proxy Statement under the heading “Total Compensation.”

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Party Transactions

The Board has formally adopted a policy with respect to related party transactions that provides the framework under which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related party (as defined in our policy, which includes the Company’s directors, executive officers, any nominee to become a director of the Company, stockholders owning more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest) has or will have a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Governance Committee is responsible for reviewing, approving and ratifying any related party transaction. The Governance Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders. The policy is available, without charge, from our Corporate Secretary and on the Investor Relations section of our website at about.etrade.com in the sub-section titled “Corporate Governance.”

There were no related party transactions identified for 2018.

LEGAL PROCEEDINGS

We are not involved in any legal proceedings in which any director or executive officer is adverse to the Company. Certain lawsuits we are involved in are discussed under Note 21-Commitments, Contingencies and Other Regulatory Matters within Item 8. Financial Statements and Supplementary Data in our 2018 Annual Report.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of our directors, executive officers and owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements during 2018.

STOCKHOLDER PROPOSALS

Stockholder Proposals to Be Considered for Inclusion in the Company’s 2020 Proxy Materials. Stockholders may submit proposals for inclusion in the Company’s proxy materials for the 2020 Annual Meeting of Stockholders in accordance with Exchange Act Rule 14a-8. To be considered for inclusion in our proxy materials for the 2020 Annual Meeting, stockholder proposals must be received no later than November 27, 2019 at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary, and must comply with all provisions of Rule 14a-8. We may exclude from our proxy materials for the 2020 Annual Meeting any stockholder proposal not received by the deadline described above.

Other Stockholder Proposals for Presentation at the 2020 Annual Meeting. A stockholder proposal that is not submitted for inclusion in our proxy materials for the 2020 Annual Meeting of Stockholders, but is instead intended to be presented at the 2020 Annual Meeting, or a stockholder who intends to submit a candidate for nomination as director at the 2020 Annual Meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than January 10, 2020 and no later than February 9, 2020 as set forth more fully in the Company’s Bylaws, and must comply with the other requirements set forth in the Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, Attention: Corporate Secretary.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

In accordance with its written charter as adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the year ended December 31, 2018, the Audit Committee met 13 times and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent auditors prior to public release. The members of the Audit Committee, along with other members of the Board, receive director education from its independent auditors at least once a year. The Audit Committee is entirely made up of independent directors as defined in applicable SEC and Nasdaq rules, as well as the Company’s Corporate Governance Guidelines. These independent directors meet in executive session with the Company’s independent and internal auditors without management on at least a quarterly basis.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that may reasonably be thought to bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by accounting principles generally accepted in the United States of America, and standards of the PCAOB, including those described in Auditing Standard No. 1301, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ audit of the consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2018, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s consolidated financial statements and the independent auditors have the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its 2018 Annual Report for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Richard J. Carbone, Chair

Robert J. Chersi

James Lam

Joseph L. Sclafani

Donna L. Weaver

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 9, 2019

The Notice of Internet Availability, the Proxy Statement and the Company’s 2018 Annual Report are available at www.proxyvote.com.

ANNUAL REPORT ON FORM 10-K

On February 20, 2019, the Company filed its Annual Report on Form 10-K for the year ended December 31, 2018, as amended by Amendment No. 1 on Form 10-K/A filed on February 21, 2019, with the SEC. Stockholders may obtain a copy of the 2018 Annual Report, as well as copies of this Proxy Statement and a proxy card, without charge on the Company’s website at about.etrade.com under the “Investor Relations” tab, by writing to the Corporate Secretary, at the Company’s offices located at Ballston Tower, 671 North Glebe Road, 15th Floor, Arlington, VA 22203-2120, emailing ir@etrade.com or calling us at (646) 521-4340.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

E*TRADE FINANCIAL CORPORATION

11 TIMES SQUARE

32ND FLOOR

NEW YORK, NY 10036

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E65282-P16792	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

E*TRADE FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR each of the following:

1.	Election of Directors:		For	Against	Abstain

	1a.	Richard J. Carbone	☐	☐	☐

	1b.	Robert J. Chersi	☐	☐	☐

	1c.	Jaime W. Ellertson	☐	☐	☐

	1d.	James P. Healy	☐	☐	☐

	1e.	Kevin T. Kabat	☐	☐	☐

	1f.	James Lam	☐	☐	☐

	1g.	Rodger A. Lawson	☐	☐	☐

	1h.	Shelley B. Leibowitz	☐	☐	☐

	1i.	Karl A. Roessner	☐	☐	☐

	1j.	Rebecca Saeger	☐	☐	☐

	1k.	Donna L. Weaver	☐	☐	☐

	1l.	Joshua A. Weinreich	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation of the Company’s Named Executive Officers (the “Say-on-Pay Vote”), as disclosed in the Proxy Statement for the 2019 Annual Meeting.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2019.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E65283-P16792

E*TRADE FINANCIAL CORPORATION Annual Meeting of Stockholders May 9, 2019 8:30 AM Eastern This proxy is solicited by the Board of Directors

The undersigned hereby appoints Karl A. Roessner and Lori S. Sher, and each or any of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as directed on the reverse side of this card, all of the shares of Common Stock of E*TRADE Financial Corporation, held of record by the undersigned on March 11, 2019, at the Annual Meeting of Stockholders of E*TRADE Financial Corporation to be held on May 9, 2019, or at any postponement or adjournment thereof. If this card is properly executed and returned and no such directions are made, this proxy will be voted as recommended by our Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side